Exhibit (a)(3)

December 21, 2012

Dear Stockholder,

AssuranceAmerica Corporation (the “Company” or “we”) intends to engage in a transaction that is intended to reduce the number of record holders of our common stock to fewer than 300, thereby enabling us to terminate the registration of (or “deregister”) our common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and suspend our duty to file periodic reports and other information with the Securities Exchange Commission (the “SEC”) thereunder. This will eliminate the significant expense required to comply with the reporting and related requirements under the Exchange Act. Often referred to as a “going private” transaction, the transaction (the “Transaction”) will consist of: (i) a reverse split of our common stock, whereby each 10,000 outstanding shares of our common stock will be converted into one whole share and, in lieu of us issuing fractional shares to stockholders owning less than 10,000 pre-reverse stock split shares, we will pay cash equal to $0.04 multiplied by the number of pre-reverse stock split shares held by such stockholder (the “Reverse Stock Split”), followed by (ii) a forward stock split of our common stock for those stockholders who hold at least one share of our common stock after the Reverse Stock Split, whereby all post-Reverse Stock Split shares held by such stockholders (including fractional shares) will be converted into a number of shares of our common stock equal to such number of post-Reverse Stock Split shares multiplied by 10,000 (the “Forward Stock Split”).

After careful consideration, our Board of Directors has concluded that the costs associated with being a public reporting company are not justified by the benefits. After the Transaction and the subsequent deregistration of our common stock and suspension of our duty to file periodic reports and other information with the SEC, we will no longer be subject to the reporting and related requirements under the Exchange Act and we will cease to file reports and information with the SEC, as more fully described in the accompanying Disclosure Statement. This will also result in the termination of the quotation of our common stock on the OTCQB tier of the OTC Markets.

Our Board of Directors has reviewed the Transaction and has determined that the Transaction is in the best interests of the Company and is substantively and procedurally fair to the stockholders of the Company, including stockholders who will be cashed-out as a result of the Transaction and stockholders who will continue to hold our common stock after the Transaction. In connection with its review, our Board of Directors did not retain any financial advisors or receive any report, opinion or appraisal from an outside party as to the value of our common stock or the fairness of the Transaction to our stockholders.

Under Nevada law and pursuant to our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), our Board of Directors may amend our Articles of Incorporation by filing a Certificate of Change with the Nevada Secretary of State to consummate both the Reverse Stock Split and the Forward Stock Split, each of which will be accompanied by a corresponding decrease or increase, respectively, in the number of authorized shares of our common stock. Nevada law does not require us to obtain any vote or consent of our stockholders to consummate the Reverse Stock Split or the Forward Stock Split. Accordingly, we are not seeking stockholder approval for either the Reverse Stock Split or the Forward Stock Split, or the subsequent deregistration of our common stock or the suspension of our duty to file periodic reports and other information with the SEC. Under Nevada law, stockholders are entitled to certain dissenters’ rights of appraisal in connection with the Reverse Stock Split.

The accompanying Disclosure Statement contains details on the Transaction described in this letter, including important information concerning the Reverse Stock Split, the Forward Stock Split, the deregistration of our common stock and the suspension of our duty to file periodic reports and other information with the SEC. We urge you to read the accompanying Disclosure Statement, along with its Exhibits, carefully and in their entirety.

Although our Board of Directors has approved the Reverse Stock Split and the Forward Stock Split and the subsequent deregistration of our common stock and suspension of our duty to file periodic reports and other information with the SEC, our Board of Directors reserves the right to abandon, postpone or modify the foregoing at any time before they are consummated for any reason.

By order of the Board of Directors of AssuranceAmerica Corporation,

By:	/s/ Guy W. Millner
Guy W. Millner
Chairman and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DISCLOSURE STATEMENT OR THE RELATED SCHEDULE 13E-3, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

DISCLOSURE STATEMENT

ASSURANCEAMERICA CORPORATION

RiverEdge One, Suite 600

5500 Interstate North Parkway

Atlanta, Georgia 30303

AssuranceAmerica Corporation, a Nevada corporation (the “Company” or “we”), is furnishing this disclosure statement (the “Disclosure Statement”) to its stockholders pursuant to and in accordance with the requirements of Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13e-3 promulgated thereunder, in connection with the Company’s plan to effect a reverse stock split of our common stock, par value $0.01 per share, with a view to reducing the number of record holders of our common stock to fewer than 300 and subsequently terminating the registration of our common stock under Section 12(g) of the Exchange Act and suspending our duty to file periodic reports and other information with the Securities and Exchange Commission (the “SEC”) thereunder, after which the Company will no longer be subject to the public reporting obligations under federal securities laws, thereby “going private.” The reverse stock split will be followed by a forward stock split as further described in this Disclosure Statement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DISCLOSURE STATEMENT OR THE RELATED SCHEDULE 13E-3 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND IF GIVEN OR MADE, YOU SHOULD NOT RELY ON ANY SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY THE COMPANY. ALL STOCKHOLDERS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT AND ITS EXHIBITS IN THEIR ENTIRETY BEFORE MAKING ANY DECISION IN RESPECT OF OUR COMMON STOCK.

The Company may not consummate the reverse stock split described in this Disclosure Statement until 20 days after the date on which it first mails this Disclosure Statement to stockholders.

Exhibit A: Chapter 92A of the Nevada Revised Statutes

i

SUMMARY TERM SHEET

The summary term sheet set forth below highlights selected information from this Disclosure Statement about the proposed Transaction. The summary term sheet may not contain all of the information that is important to you. For a more complete description of the Transaction, you should carefully read this Disclosure Statement and all of its Exhibits in their entirety. For your convenience, we have directed your attention to the location in this Disclosure Statement where you can find a more complete discussion of each item listed below.

As used in this Disclosure Statement, “the Company,” “we,” “ours” and “us” refers to AssuranceAmerica Corporation, and the “Transaction” refers, collectively, to the Reverse Stock Split (together with the related cash payments to the stockholders in lieu of the issuance of fractional shares of our common stock) and the Forward Stock Split, each as discussed below.

The Transaction is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to, and, if completed, will enable us to, terminate the registration of (or deregister) our common stock under Section 12(g) of the Exchange Act and suspend our duty to file periodic reports and other information with the SEC under Section 15(d) thereunder. In connection with the Transaction, we have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3.

Reverse Stock Split	We will effect a reverse stock split of our common stock, whereby each 10,000 shares of our common stock outstanding as of the effective date of the reverse stock split will be converted into one whole share of our common stock and, in lieu of issuing any fractional shares to stockholders owning fewer than 10,000 pre-reverse stock split shares, we will make a cash payment (the “Cash-Out Price”) equal to $0.04 per pre-reverse stock split share to such stockholders (the “Reverse Stock Split”). Accordingly, stockholders owning fewer than 10,000 pre-Reverse Stock Split shares (“Discontinued Stockholders”), will have no further interest in the Company, will no longer be stockholders of the Company and will be entitled to receive only the Cash-Out Price of $0.04 multiplied by the number of pre-Reverse Stock Split shares owned by them. From June 1, 2012 through December 20, 2012, the closing price of our common stock has been a high of $0.08 per share (on November 9, 2012) and a low of $0.02 per share (on September 24, 2012).

The fractional shares purchased by the Company will be cancelled and returned to the status of authorized but unissued shares. The Reverse Stock Split will also provide for a corresponding decrease in the number of authorized shares of our common stock from 120,000,000 shares to 12,000 shares. See “Special Factors - Material Terms” and “Special Factors - Structure of the Transaction” beginning on pages 7 and 25, respectively.

Forward Stock Split	Following the Reverse Stock Split, we will effect a forward stock split for those stockholders who hold at least one whole post-Reverse Stock Split share (“Continuing Stockholders”) by converting all post-Reverse Stock Split shares held by such stockholders (including fractional shares) to a number of shares of our common stock equal to such number of post-Reverse Stock Split shares multiplied by 10,000 (the “Forward Stock Split”). No fractional shares will be issuable as a result of the Forward Stock Split. The Forward Stock Split will also provide for a corresponding increase in the number of authorized shares of our common stock from 12,000 to 120,000,000 shares. See “Special Factors - Material Terms” and “Special Factors - Structure of the Transaction” beginning on pages 7 and 25, respectively.

Purpose of the Transaction	The primary purpose of the Transaction is to reduce the number of record holders of our common stock to fewer than 300, thereby allowing us to “go private.” We would do so by filing a Form 15 Certificate of Termination of Registration with the SEC under the Exchange Act as soon as possible after consummation of the Transaction so that we would no longer be required to file annual, quarterly or current reports, and we would not be required to comply with the SEC’s proxy rules. The Transaction is structured so that we can consummate the Reverse Stock Split without the need to obtain stockholder approval under Nevada law. After the Transaction, the Company will continue to be subject to and will comply with the requirements of Nevada law, including requirements with respect to stockholder meetings and information dissemination. See “Special Factors - Purpose of the Transaction” and “Special Factors - Effects of the Transaction” beginning on pages 7 and 16, respectively.

Fairness of the Transaction	Our Board of Directors has reviewed the Transaction and has determined that the Transaction is in the best interests of the Company and is substantively and procedurally fair to the stockholders of the Company, including Discontinued Stockholders who will be cashed-out as a result of the Transaction and Continuing Stockholders who will continue to hold our common stock after the Transaction. In connection with its review, our Board of Directors did not retain any financial advisors or receive any report, opinion or appraisal from an outside party as to the value of our common stock or the fairness of the Transaction to our stockholders. See “Special Factors - Fairness of Transaction” beginning on page 19.

Effects of the Transaction	Following the completion of the Transaction, each Continuing Stockholder, including affiliates and members of management owning our common stock, will own an increased percentage of our outstanding common stock than any such stockholder held prior to the Transaction. We currently have no intention to change our business operations as a result of the Transaction, or to engage in any extraordinary transactions, such as a merger or sale of assets as a result of the Transaction, except as otherwise discussed in “Special Factors - Background of the Transaction.” The Transaction will eliminate our ability to be traded on the OTCQB tier of the OTC Markets (the “OTCQB”), and our common stock would only be able to be quoted on the OTC Pink tier of the OTC Markets (the “OTC Pink”), which could further reduce the liquidity of our common stock. See “Special Factors - Background of the Transaction,” “Company Information - Special Factors - Effects of the Transaction” and “Company Information - Security Ownership of Certain Beneficial Owners and Management” beginning on pages 8, 16 and 33, respectively.

Timing of the Transaction

The Company intends to effect the Transaction as soon as practicable after all filing requirements have been satisfied. In general, the Company may not consummate the Reverse Stock Split until 20 days after the date on which it first mails this Disclosure Statement to its stockholders. The effective date of the Reverse Stock Split will be the date the Company files a Certificate of Change to its Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) effecting the Reverse Stock Split with the Nevada Secretary of State. Similarly, the effective date of the Forward Stock Split will be the date the Company files a Certificate of Change to the Articles of Incorporation effecting the Forward Stock Split with the Nevada Secretary of State. The record dates of the Reverse Stock Split and the Forward Stock Split will be their respective effective dates. See “Special Factors - Effects of the Transaction” beginning on page 16.

Continuing Stockholders	Continuing Stockholders (those owning 10,000 or more pre-Reverse Stock Split shares) will continue to be stockholders of the Company after the Reverse Stock Split and their post-Reverse Stock Split shares of common stock will immediately thereafter be subject to the Forward Stock Split. Continuing Stockholders will not receive any cash payment for their whole or fractional shares in the Transaction.

Source of Funds	The total amount of funds necessary to make cash payments to stockholders in connection with the Transaction and for related expenses is estimated to be approximately $150,000. The funds for the Transaction will come from our currently available cash. See “Other Matters Related to the Transaction - Source and Amount of Funds” beginning on page 32.

Tax Consequences	A stockholder who receives no cash payment as a result of the Transaction will not recognize any gain or loss for U.S. federal income tax purposes. A stockholder who receives a cash payment for a fractional share of our common stock as a result of the Transaction and who does not continue to hold our shares directly or indirectly immediately following the Transaction will recognize capital gain or loss for federal income tax purposes (so long as the stockholder held our common stock as a capital asset) equal to the difference between the cash received for our common stock and the aggregate adjusted tax basis in such stock. The specific U.S. federal income tax consequences to a stockholder will depend on the specific circumstances of such stockholder. See “Other Matters Related to the Transaction - Certain Material U.S. Federal Income Tax Consequences” beginning on page 30. You are urged to consult with your own tax advisor regarding the tax consequences of the Transaction in light of your own particular circumstances.

Payment and Exchange of Shares	As soon as practicable after the Transaction, our exchange agent will send each Discontinued Stockholder an instruction letter describing the procedure for surrendering stock certificates in exchange for the cash payment. Upon receipt of properly completed documentation and stock certificates, each Discontinued Stockholder will be entitled to receive the cash payment, without interest, from the exchange agent. We anticipate that our exchange agent will mail instruction letters to Discontinued Stockholders within five (5) business days after the effective date of the

Reverse Stock Split. Discontinued Stockholders should allow approximately five (5) business days after mailing their properly completed documentation and stock certificates for such materials to be received by our exchange agent and should anticipate receiving their cash payment, without interest, approximately ten (10) business days after the receipt of such materials by our exchange agent. See “Special Factors - Effects of the Transaction” beginning on page 16.

Dissenters’ Right	Under Nevada law, the Transaction does not require approval by our stockholders. However, under Nevada law, our stockholders are entitled to dissenters’ rights with respect to the Transaction. Upon effectiveness of the Reverse Stock Split, any stockholder who believes that the Cash-Out Price of $0.04 per share is too low will have the right to object and have a court in Nevada determine the value of such stockholder’s shares, and to be paid the appraised value determined by the court, which could be more or less than the Cash-Out Price of $0.04 per share. A dissenters’ rights notice will be mailed to stockholders promptly after the effective date of the Reverse Stock Split. See “Other Matters Related to the Transaction - Dissenters’ Rights” and “Other Matters Related to the Transaction - Stockholder Approval” both sections beginning on page 28.

Stockholders with Shares Held in Street Name	If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” with respect to those shares, and this Disclosure Statement is being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the stockholder of record. Although the Transaction is designed to reduce the number of stockholders of record, we intend to treat stockholders holding our common stock in street name in substantially the same manner as stockholders whose shares are registered in their names for purposes of the Transaction. However, banks, brokers or other nominees may have different procedures, and stockholders holding our common stock in street name should contact their bank, broker or nominee regarding the treatment of their shares.

Reservation	Our Board of Directors retains the right to abandon, postpone or modify the Transaction and the subsequent deregistration of our common stock under the Exchange Act and suspension of our duty to file periodic reports and other information with the SEC thereunder if it determines that it is not in the best interest of the Company and its stockholders. A number of factors or circumstances could cause our Board of Directors to abandon, postpone or modify the Transaction and such deregistration and suspension, including, without limitation, the following:

•

If, immediately prior to the Transaction, our Board of Directors does not believe that the Transaction will sufficiently reduce the number of record holders of our common stock to a level that reasonably assures us that the Company would not be required under the Exchange Act to revert to a public reporting company in the foreseeable future after the Transaction is completed, then our Board of Directors may elect to abandon, postpone or modify the Transaction.

•

Our Board of Directors may elect to abandon, postpone or modify the Transaction if the aggregate cash payments to Discontinued Stockholders necessary to complete the Transaction are expected to exceed $250,000.

•

Even if the aggregate cash payments to Discontinued Stockholders necessary to complete the Transaction are within the budgetary guideline set by our Board of Directors, our Board of Directors may elect to abandon, postpone or modify the Transaction if the then economic conditions or the financial condition of the Company, or their outlooks, be such that, in the judgment of our Board of Directors, it is no longer advisable to use the Company’s cash resources to effect the Transaction.

•	If the Company has insufficient cash necessary to complete the Transaction, then our Board of Directors may elect to abandon, postpone or modify the Transaction.

•

If our Board of Directors determines that it is in the best interest of the Company and its stockholders for the Company to enter into a strategic transaction with the party with whom the Company has entered into a non-binding letter of intent as further discussed in “Special Factors - Background of the Transaction” beginning on page 8, then our Board of Directors may elect to abandon, postpone or modify the Transaction.

•

If our Board of Directors determines that it is in the best interest of the Company and its stockholders for the Company to enter into any other strategic transaction that may arise in the future, such as an asset or stock sale or a business combination transaction, then our Board of Directors may elect to abandon, postpone or modify the Transaction.

•

If for any other reason our Board of Directors determines that the Transaction is no longer in the best interest of the Company and its stockholders, then our Board of Directors may elect to abandon, postpone or modify the Transaction.

Our Board of Directors has agreed that, if the Transaction is not consummated on or before March 31, 2013, then our Board of Directors must reassess and reaffirm the substantive and procedural fairness of the Transaction before the Transaction may be effected.

See “Special Factors - Reservation” beginning on page 26.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This Disclosure Statement contains certain statements that are “forward-looking statements.” Those statements may include statements regarding the intent, belief or current expectations of the Company or its officers with respect to: (i) the Company’s strategic plans and ability to complete and benefit from the Transaction; (ii) the expenses associated with the Transaction and the subsequent deregistration of our common stock under the Exchange Act and suspension of our duty to file periodic reports and other information with the SEC thereunder; (iii) the number of stockholders following the Reverse Stock Split; and (iv) the Company’s financial condition, results of operations, capital resources and business prospects following the Transaction. These forward-looking statements are based on a number of assumptions and currently available information, and are subject to a variety of risks and uncertainties. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There is no assurance that the forward-looking statements contained in this Disclosure Statement will prove to be accurate. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that its objectives will be achieved. The “safe-harbor” provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act do not apply to going-private transactions.

SPECIAL FACTORS

Material Terms

Our Board of Directors has authorized the Reverse Stock Split, including the corresponding decrease in the number of authorized shares of our common stock, in order to reduce the number of record holders of our common stock to fewer than 300. As a result of the Reverse Stock Split, Discontinued Stockholders (i.e., those holding fewer than 10,000 pre-Reverse Stock Split shares as of the effective date of the Reverse Stock Split) will have no further interest in the Company, will no longer be stockholders of the Company and will become entitled to receive only a cash payment equal to the Cash-Out Price of $0.04 multiplied by the number of pre-Reverse Stock Split shares owned by them. Continuing Stockholders (i.e. those holding 10,000 or more pre-Reverse Stock Split shares as of the effective date of the Reverse Stock Split) will continue to be stockholders of the Company after the Reverse Stock Split, and their post-Reverse Stock Split shares (including fractional shares) will thereafter be subject to the Forward Stock Split.

In lieu of issuing any fractional shares otherwise issuable to Discontinued Stockholders as a result of the Reverse Stock Split, we will make a cash payment equal to the Cash-Out Price of $0.04 per pre-Reverse Stock Split share to such stockholders. All such fractional shares acquired by the Company in the Reverse Stock Split will be cancelled and returned to the status of authorized but unissued shares. Continuing Stockholders will not receive any cash payment for their whole or fractional shares resulting from the Reverse Stock Split or their whole shares resulting from the Forward Stock Split.

Purpose of the Transaction

The purpose of the Transaction is to reduce the number of record holders of our common stock to fewer than 300, thereby enabling us to deregister our common stock under the Exchange Act and suspend our duty to file periodic reports and other information with the SEC thereunder. This will enable us to terminate the Company’s status as a public reporting company with the SEC and reduce the financial and administrative costs incurred with respect to such status.

In determining whether the number of our stockholders of record falls below 300 as a result of the Reverse Stock Split, we must count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including the Company, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers.

As a result of the Reverse Stock Split (but without giving effect to the Forward Stock Split), we anticipate that the number of shares of our common stock issued and outstanding will be reduced from 66,110,531 (the number outstanding as of November 16, 2012) to approximately 6,611. After completion of the proposed acquisition of fractional shares from Discontinued Stockholders, we anticipate that: (i) the total number of record holders of our common stock will be reduced from approximately 772 to 74; (ii) the total number of holders holding our common stock in street name will be reduced from approximately 494 to 90; and (iii) the number of shares of our common stock issued and outstanding to be further reduced to 6,297.

The Reverse Stock Split is structured so that the Company can consummate the Reverse Stock Split without the need to obtain stockholder approval under Nevada law. The cash out of fractional stockholder interests represents the anticipated cancellation of 3,170,301 pre-Reverse Stock Split shares, or approximately 4.8% of our 66,110,531 pre-Reverse Stock Split shares outstanding as of November 16, 2012. Furthermore, in connection with the Reverse Stock Split, the number of authorized shares of our common stock will be decreased correspondingly from 120,000,000 to 12,000.

As a result of the Forward Stock Split (and after giving effect to the completion of the proposed acquisition of fractional shares from Discontinued Stockholders), the number of shares of our common stock issued and outstanding will increase on a similar basis. We anticipate that the number of shares of our common stock issued and outstanding will be increased from approximately 6,297 to approximately 62,940,230 pursuant to the Forward Stock Split. Furthermore, in connection with the Forward Stock Split, the number of authorized shares of our common stock will be increased correspondingly from 12,000 to 120,000,000.

We estimate that the total cash to be paid to Discontinued Stockholders will be approximately $126,692. In addition, the expenses incurred to effect the Transaction are estimated to be $25,000. These costs and expenses are expected to be paid out of our currently available cash. The fractional shares acquired in the Transaction will be cancelled and returned to the status of authorized but unissued shares of our common stock.

After the Reverse Stock Split, we will have an obligation to file our Annual Report on Form 10-K for the year ended December 31, 2012, because we had on file with the SEC a Registration Statement on Form S-8 that was automatically updated in April 2012 with the filing of our Annual Report on Form 10-K for the year ended December 31, 2011. Before filing the Form 15 Certificate of Termination of Registration (the “Form 15”) with the SEC to deregister our common stock under the Exchange Act, we plan to seek a no-action letter from the SEC staff allowing us to deregister without filing this annual report. The SEC staff has allowed other companies otherwise eligible to deregister (but for having one or more registration statements updated during the fiscal year), to deregister from their securities under the Exchange Act. Although we believe that we have circumstances similar to other companies that were allowed to deregister, there is no assurance that our request will be granted by the SEC staff. In the event we do not obtain no-action relief after the Reverse Stock Split, we would be obligated to file this annual report and not achieve the immediate cost savings projected. We believe that the additional costs to file our Annual Report on Form 10-K for the year ended December 31, 2012, to be approximately $75,000 to $150,000.

Following receipt of a no-action letter from the SEC staff, we intend to file with the SEC a Form 15 to deregister our common stock. Upon the filing of the Form 15, our obligation to file periodic reports under the Exchange Act will be immediately suspended. Deregistration of our common stock will be effective 90 days after filing of the Form 15. Upon deregistration of our common stock, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated. We will not be required to file periodic reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act or again have record holders of our common stock which exceed the limits under the Exchange Act on the first day of a subsequent fiscal year. If the SEC staff does not grant our request, then we plan to file the Form 15 after filing our Annual Report on Form 10-K for the year ended December 31, 2012.

Background of the Transaction

We have been a public reporting company since August 1999 when our common stock was first quoted on the OTC Bulletin Board (“OTCBB”). Our common stock is currently quoted on the OTCQB.

As a public reporting company, we expected to be able to leverage our public company equity to raise capital and pursue acquisitions to help grow our business and expand our operations; however, in recent years, we have been unable to raise significant capital or complete acquisitions and have derived only minimal benefits from being a public reporting company. The relatively low trading volume of our common stock and our low market capitalization have reduced the traditional liquidity benefits of being a public reporting company to our stockholders. Additionally, our common stock has failed to attract significant interest from institutional investors or market analysts, which could have created a more active and liquid market for our common stock. Our Board of Directors does not presently intend to raise capital through sales of our securities in a public offering or to acquire other businesses or entities using our securities as consideration.

As a result of the foregoing, we are not likely to make use of the advantages for raising capital, effecting acquisitions or other purposes that our status as a public reporting company may offer. Based on our past history, the Company’s management and our Board of Directors have, from time to time, evaluated: (i) the advantages and disadvantages of being a public reporting company, including the costs with respect to filing reports and other information with the SEC, complying with certain of the rules and regulations under the Sarbanes-Oxley Act of 2002, and complying with applicable corporate governance requirements, and (ii) transactions which may present alternatives to us being a public reporting company.

To this end, during the last three years, the Company has attempted to identify and acquire, or otherwise combine with, other companies in the non-standard automobile insurance sales or underwriting business. The Company’s management has directly sought to identify potential targets for acquisition or combination and, from time to time, has contacted certain identified targets and discussed with them their interest in a potential transaction with the Company. None of these discussions, however, has led to substantive negotiations regarding a potential transaction.

On March 18, 2010, the Company entered into an engagement letter (the “MWC Engagement Letter”) with Madison Williams and Company (“MWC”), pursuant to which MWC was engaged by the Company to provide financial advisory services in connection with one or more potential acquisitions by the Company of certain insurance companies identified in the MWC Engagement Letter and to assist in the financing of any such acquisitions through the sale of the Company’s debt and/or equity securities.

On September 30, 2010, the Company also entered into an engagement letter (the “KBW Engagement Letter”) with Keefe, Bruyette & Woods, Inc. (“KBW”) pursuant to which KBW was engaged by the Company to provide financial advisory services in connection with a potential acquisition by the Company of all or part of the business, assets or operations of an insurance company identified in the KBW Engagement Letter and to assist in the financing of such acquisition through the sale of the Company’s debt and/or equity securities.

Although MWC and KBW facilitated preliminary discussions regarding a potential acquisition transaction between the Company and certain of the companies identified in the MWC Engagement Letter and the KBW Engagement Letter, respectively, none of these discussions reached a consensus on the terms of any such transaction. Accordingly, the Company’s engagement of MWC and KBW terminated without effecting any transaction.

On each of May 13, 2011, July 28, 2011, August 26, 2011, the Company received from a company in the non-standard insurance business (the “Interested Party”) proposed non-binding letters of intent (collectively, the “Interested Party LOIs”), regarding a potential acquisition by the Interested Party of the Company’s insurance company and managing general agency subsidiaries. The Interested Party had initially contacted Guy W. Millner, our Chairman and Chief Executive Officer, in June 2006 and expressed an interest in acquiring the Company’s insurance company and managing general agency subsidiaries, and from time to time since June 2006, the Company’s management has engaged in discussions with the Interested Party regarding a potential transaction. Ultimately, the purchase price and other terms set forth in the Initial Interested Party LOIs were not acceptable to the Company and such letters were not executed by the Company.

On August 29, 2011, the Company engaged Quivira Capital, LLC and WPT Financial Dynamics, LLC (together, “QC”) to assist in the raising of debt or equity capital for the Company. QC specializes in capital raising in the insurance industry. Although QC facilitated preliminary discussions with several parties identified by QC, none of these discussions led to substantive negotiations regarding a potential transaction, and the engagement of QC was terminated.

On October 28, 2011, the Company received and executed a fourth proposed non-binding letter of intent from the Interested Party, which was amended from time through July 11, 2012 (the “Fourth Interested Party LOI”). The Company executed the Fourth Interested Party LOI in order to permit the Interested Party to perform a due diligence review and to determine if the Company and the Interested Party could agree on consideration and other transaction terms and negotiate a definitive agreement. On August 9, 2012, the Interested Party advised the Company that the Interested Party’s Board of Directors decided not to pursue the transaction contemplated by the Fourth Interested Party LOI because the acquisition of the Company’s insurance company and managing general agency subsidiaries by the Interested Party was no longer consistent with the Interested Party’s strategic plans. Discussions with the Interested Party regarding other potential strategic transactions between it and the Company are ongoing. If an agreement is reached regarding such a transaction with the Interested Party prior to the Transaction, then our Board of Directors may determine to abandon or modify the Transaction. As discussed above, our Board of Directors may abandon, postpone or modify the Transaction and such deregistration and suspension if it believes doing so would be in the best interest of the Company and its stockholders. See “Special Factors - Reservation” beginning on page 26

In 2011, the Company sold its insurance agency operations in four separate transactions. The aggregate consideration received for the sale of the insurance agency operations was $4,930,000. The aggregate pretax loss on disposal was $1,237,951. Any income or loss from the insurance agency operations are reflected in the Company’s financial statements as discontinued operations.

Due to (i) the lengthy but ultimately unproductive discussions with the Interested Party, (ii) the Company’s need for capital to operate its business and (iii) the Company’s need to increase the statutory surplus of our insurance subsidiary, AssuranceAmerica Insurance Company (“AAIC”), by approximately $4,000,000 as of December 31, 2011, in order to satisfy the financial ratio requirements of the Florida Office of Insurance Regulation, our Board of Directors decided to retain a financial advisor to advise the Company regarding the potential sale of AAIC and another one of our subsidiaries, AssuranceAmerica Managing General Agency, LLC (“MGA”), which markets AAIC’s policies through independent insurance agencies and provides all of the underwriting, accounting, product management, legal, policyholder administration and claims functions for AAIC. On March 22, 2012, the Company engaged Aon Benefield Securities, Inc. (“Advisor”) to act as its exclusive financial advisor for such purposes. Advisor specializes in providing financial advisory services to clients in the insurance industry. Advisor identified and approached forty-nine potential prospects. Although Advisor facilitated preliminary discussions with such prospects regarding a sale of AAIC and MGA, a consensus on the terms of any such sale could not be reached between the Company and such prospects. Accordingly, the Company terminated the Advisor’s engagement without effecting a sale. See “Company Information - Certain Relationships and Related Transactions” beginning on page 36 for a discussion regarding the contribution of assets to AAIC by Mr. Millner, our Chairman and Chief Executive Officer, in order to satisfy AAIC’s statutory surplus and financial ratio requirements as of December 31, 2011.

In light of the minimal benefits the Company enjoys from its public company reporting status and the significant financial and administrative costs associated with such status, our Board of Directors has, from time to time, during the past few years considered alternatives to being a public reporting company, including the potential transactions discussed above as well as the deregistration of our common stock under the Exchange Act and the suspension of our duty to file periodic reports with the SEC thereunder.

In early 2011, our Board of Directors was advised by the management that the Company might receive a proposal from management or one or more stockholders concerning a going private transaction. In order to be prepared to respond to any such proposal (if made), on July 7, 2011, our Board of Directors established a special committee consisting of Sam Zamarripa and Dr. Donald Ratajczak, each an independent director of the Company (collectively, the “Committee”), and authorized the Committee to: (i) consider any proposals that may be made by or on behalf of the Company’s management or stockholders relating to a potential going private transaction or a potential transaction by which the Company may suspend its reporting requirements under the Exchange Act; (ii) conduct or supervise the conduct of any negotiations with respect to any such proposal; (iii) review and evaluate any such proposal; and (iv) make a recommendation to our full Board of Directors with respect to any such proposal considered by the Committee. The Committee met twice telephonically to interview prospective legal counsel and financial advisors to represent the Committee. The Committee engaged Ledbetter Wanamaker Glass LLP as it legal counsel but did not engage any financial advisor.

At a meeting of our Board of Directors held on August 3, 2011, our Board of Directors was advised by management that the Company was not likely to receive a proposal from management or stockholders of the Company concerning a going private transaction. Our Board of Directors proceeded to discuss the deregistration of our common stock and the suspension of our duty to file periodic reports and other information with the SEC, as well as methods of effecting such deregistration and suspension, including a going private transaction and such other methods as discussed in “Special Factors - Alternatives to the Transaction” beginning on page 15. Specifically, our Board of Directors discussed a going private transaction structured in the same manner as the Transaction, except that the cash payment for fractional shares to stockholders owning less than 10,000 pre-reverse stock split shares would be $0.30 per share (the “Original Proposed Transaction”). Based on such discussions and the facts and circumstances existing at the time, our Board of Directors believed that the Original Proposed Transaction provided the most favorable alternative to the Company and its stockholders for the deregistration of our common stock and the suspension of our duty to file periodic reports and other information with the SEC, although our Board of Directors continued its consideration of the matter.

Also, at this meeting, our Board of Directors determined to disband the Committee because: (i) our Board of Directors believed that a going private transaction could be effected with only a limited cash payment by the Company and (ii) for the reasons discussed in “Special Factors - Fairness of the Transaction - Procedural Fairness of the Transaction” beginning on page 23, our Board of Directors believed that sufficient procedural safeguards existed so as to make the formalities of a separate committee to evaluate and approve such a going private transaction unnecessary.

At a telephonic meeting of our Board of Directors held on November 1, 2011, our Board of Directors again considered and discussed the Original Proposed Transaction, including the reasons therefor and the effects and fairness thereof, and unanimously approved the Original Proposed Transaction. Pursuant to such approval, on November 4, 2011, the Company filed with the SEC a Rule 13E-3 Transaction Statement, including a related disclosure statement, in connection with the Original Proposed Transaction, which statement was amended on November 18, 2011, January 10, 2012, and September 19, 2012 (as so amended, the “Original Disclosure Statement”).

Following the initial filing of the Original Disclosure Statement, our common stock experienced unusually high trading volume, with an average daily trading volume of 61,780 shares, 100,600 shares and 48,230 shares for the months of November 2011, December 2011 and January 2012, respectively. As a result of this unusually high trading volume, there was a significant increase in the number of shares of our common stock held by stockholders who held fewer than 10,000 shares of our common stock. This, in turn, resulted in a significant increase in: (i) the number of shares of our common stock to be repurchased by the Company in the Original Proposed Transaction; and (ii) the aggregate cash payment to stockholders necessary to complete the Original Proposed Transaction, which payment would significantly exceed the $500,000 which the Company was willing, and prepared, to pay as discussed in the Original Disclosure Statement. Accordingly, on January 5, 2012, our Board of Directors determined to postpone the Original Proposed Transaction while it evaluated options available to the Company in light of its operating results and prospects, including the potential acquisition of the Company’s insurance company and managing general agency subsidiaries by the Interested Party. The Company announced the postponement by press release issued on January 5, 2012. On March 7, 2012, the Company announced that our Board of Directors had determined to further postpone the Original Proposed Transaction for at least another sixty days. The Original Proposed Transaction was not subsequently discussed, and was abandoned, by our Board of Directors.

At a telephonic meeting of our Board of Directors held on September 10, 2012, our Board of Directors once again considered and discussed the deregistration of our common stock and the suspension of our duty to file periodic reports and other information with the SEC, as well as the various methods of effecting such deregistration and suspension, including the methods discussed in “Special Factors - Alternatives to the Transaction” beginning on page 15.

In connection with such discussion, our Board of Directors again considered whether a an independent committee of our Board of Directors should be established to evaluate and approve a going private transaction and determined that it was not necessary because (i) our Board of Directors currently has three members, two of whom are independent, (ii) any going private transaction would be effected with a limited cash payment by the Company, and (iii) for the reasons discussed in “Special Factors - Fairness of the Transaction - Procedural Fairness of the Transaction” beginning on page 23, our Board of Directors believed that sufficient procedural safeguards exist so as to make the formalities of a separate committee to evaluate and approve such a going private transaction unnecessary.

At this telephonic meeting, our Board of Directors considered and discussed the Transaction, including the reasons therefor and the effects and fairness thereof as described in “Special Factors - Reasons for the Transaction,” “Special Factors - Effects of the Transaction” and “Special Factors - Fairness of the Transaction” beginning on pages 13, 16 and 19, respectively, and the Cash-Out Price, including the difference in cash proposed to be paid to stockholders in the Original Proposed Transaction and the Cash-Out Price in the Transaction.

In addition, our Board of Directors specifically discussed the Company’s unsuccessful efforts to effect a strategic or capital raising transaction as described in “Special Factors – Background of the Transaction” beginning on page 8, the Company’s increasing net loss for recent periods and the decrease in the price of our common stock resulting from the foregoing. In connection with this discussion, our Board of Directors reviewed and considered the following factors

•	the recent closing price of our common stock ($0.04 as of September 9, 2012);

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the historical weighted average closing price of our common stock during the 90-trading day period, 60-trading day period and 30-trading day period ended August 31, 2012 ($0.045, $0.04 and $0.04, respectively);

•	the tangible net book value of our common stock as of June 30, 2012 ($0.04);

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the Adjusted Net Book Value of our common stock (as defined in “Special Factors - Fairness of the Transaction - Fairness of the Substance of the Transaction - Book Value of Our Common Stock” beginning on page 20) as of June 30, 2012 ($0.025);

•	our operating results (net loss of approximately $11.6 million as of December 31, 2011 compared with a net income of approximately $600,000 as of December 31, 2010);

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the need to increase the statutory surplus of AAIC in order to satisfy financial ratio requirements and the indication by Mr. Millner, our Chairman and Chief Executive Officer, that he would not contribute any additional assets to AAIC in order to satisfy such requirements;

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our inability to sell AAIC and MGA despite making efforts to do so, including the termination of our discussions with the Interested Party and our unproductive discussions with numerous parties facilitated by Advisor; and

•	our inability to otherwise raise capital through the sale of debt or equity securities.

Based on the foregoing factors, on September 10, 2012 our Board of Directors determined to once again go forward with a going private transaction in order to reduce the costs to the Company of being a public company and for the other reasons described in “Special Factors – Reasons for the Transaction” beginning on page 13. In addition, our Board of Directors believed that the Cash-Out Price in the Transaction should be substantially less than the cash proposed to be paid to stockholders in the Original Proposed Transaction based upon the foregoing factors. Our Board of Directors discussed a range of possible prices for fractional shares in the Reverse Stock Split. From such range, our Board of Directors established the Cash-Out Price of $0.04 for each pre-Reverse Stock Split share because our Board of Directors believes that such price is consistent with the recent closing price of our common stock, the historical weighted average closing price of our common stock, the tangible net book value of our common stock and the Adjusted Net Book Value of our common stock, each as discussed above. See “Special Factors - Fairness of the Transaction - Fairness of the Substance of the Transaction” beginning on page 19. Other than such factors, our Board of Directors did not consider any other quantitative measures of value of our common stock in arriving at the Cash-Out Price.

Based on these discussions, the Board of Directors believed the Transaction provided the most favorable alternative to the Company and its shareholders to achieve the deregistration of our common stock and the suspension of our duty to file periodic reports and other information with the SEC. Our Board of Directors unanimously approved the Transaction, including the Cash-Out Price of $0.04, on September 10, 2012.

At a telephonic meeting of our Board of Directors held on December 3, 2012, our Board of Directors again considered and discussed the Transaction, including the reasons therefor and the effects and fairness thereof as described in “Special Factors - Reasons for the Transaction,” “Special Factors - Effects of the Transaction” and “Special Factors - Fairness of the Transaction” beginning on pages 13, 16 and 19, respectively, and the Cash-Out Price, including the difference in cash proposed to be paid to stockholders in the Original Proposed Transaction and the Cash-Out Price in the Transaction. In connection with this discussion, our Board of Directors again reviewed and considered the factors considered by it on September 10, 2012, along with the following updated information:

•	the recent closing price of our common stock ($0.04 as of November 30, 2012);

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the historical weighted average closing price of our common stock during the 90-trading day period, 60-trading day period and 30-trading day period ended October 31, 2012 ($0.04, $0.04 and $0.045, respectively);

•	the tangible net book value of our common stock as of September 30, 2012 ($0.04); and

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the Adjusted Net Book Value of our common stock (as defined in “Special Factors - Fairness of the Transaction - Fairness of the Substance of the Transaction - Book Value of Our Common Stock” beginning on page 20) as of September 30, 2012 ($0.025).

At the telephonic meeting of our Board of Directors held on December 31, 2012, our Board of Directors also considered the high and low closing prices of our common stock occurring during the 90-trading days ended November 30, 2012, including the closing prices of (i) $0.08 per share on November 8, 2012 (with 18,600 shares traded) and November 9, 2012 (with 10,000 shares traded); (ii) $0.03 per share on September 25, 2012 (with 10,100 shares traded), September 28, 2012 (with 5,000 shares traded) and October 1, 2012 (with 18,600 shares traded); and (iii) $0.02 per share on September 20, 2012 (with 54,800 shares traded), September 21, 2012 (with 1,100 shares traded) and September 24, 2012 (with 7,900 shares traded). Our Board of Directors, however, did not place any special emphasis on these closing prices ($0.08, $0.03 and $0.02 per share) because they appear to be outliers compared with the closing prices occurring during the 90-trading days ended November 30, 2012.

Based on the foregoing, on December 3, 2012, our Board of Directors reaffirmed its determination that the Transaction is in the best interests of the Company and is substantially and procedurally fair to the affiliated or unaffiliated stockholders of the Company. See “Special Factors - Fairness of the Transaction” beginning on page 19.

Reasons for the Transaction

Although we have been a public reporting company since August 1999, we believe we have derived only minimal benefits from being a public reporting company. Benefits of being a public reporting company (“Public Company Benefits”) typically include:

•	access to the public markets for liquidity purposes for our stockholders;

•	access to the public markets for purposes of raising capital through the sale of securities; and

•	the ability to make acquisitions using securities as consideration.

Our common stock has failed to attract significant interest from institutional investors or market analysts. This has resulted in a relatively low trading volume and market capitalization, which has limited the liquidity benefit to our stockholders. In addition, the legal requirements of public reporting companies create large administrative and financial costs for us. As a small company with limited managerial resources, we believe that these financial resources and this time could more effectively be devoted to other purposes.

Our Board of Directors believes that consummating a going private transaction is a necessary step to reduce corporate overhead costs by eliminating the costs associated with being a public reporting company, including with respect to filing reports with the SEC, complying with certain of the rules and regulations under the Sarbanes-Oxley Act of 2002, and complying with applicable corporate governance requirements. Furthermore, our Board of Directors has determined that the costs of being a public reporting company currently outweigh the Public Company Benefits and, thus, that it is no longer in the best interests of the Company or its stockholders, creditors, or other stakeholders, including unaffiliated stockholders, for the Company to remain a public reporting company, for the reasons described below. The primary purpose of the Transaction is to reduce the number of record holders of our common stock to fewer than 300 to enable us to elect to deregistered our common stock under the Exchange Act and suspend our duty to file periodic reports and other information with the SEC thereunder. Our Board of Directors believes that the Transaction provides the most certainty for the Company to achieve this purpose.

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Exchange Act Reporting Costs. The Company incurs significant direct and indirect costs in complying with its periodic reporting and other obligations under the Exchange Act (collectively, the “Public Company Costs”), including the legal, accounting, printing, mailing, public relations, compliance and administrative costs of preparing, reviewing, filing, printing and distributing the reports and other filings required under the Exchange Act; the broker and transfer agent charges for forwarding materials to beneficial holders of our common stock; management’s time and attention expended in preparing and reviewing such reports and other filings; and the substantially higher premiums for directors’ and officers’ insurance policies payable by public reporting companies. The Company’s direct, out-of-pocket costs comprising the Public Company Costs have been approximately $750,000 per year.

While we presently have no specific plans to do so, we may, periodically, send stockholders financial and/or other information. We anticipate that our consolidated financial statements will be subject to audit only to the extent required by applicable law and covenants in any credit or financing agreement which we may enter. We expect that, in connection with any pending litigation, contractual, regulatory and general business issues, we will, from time to time, engage and confer with outside counsel, as needed.

In addition, the Company believes that the Transaction and subsequent deregistration of our common stock and the suspension of our duty to file periodic reports and other information with the SEC, will allow our management and employees to devote more time and effort to improving our operations.

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Liquidity for Small Stockholders. Our Board of Directors believes that holders of fewer than 10,000 shares of our common stock may be deterred from selling their shares because of the lack of an active trading market and because of disproportionately high brokerage costs compound with the current trading price of our common stock. The trading volume in our common stock has been, and continues to be, limited. Our common stock does not trade every day. In fact, during August, September and October of 2012, our common stock only traded on 18 days. The average daily trading volume of our common stock over the twelve-month, six-month and three-month periods ended November 30, 2012 was approximately 22,624, 7,835 and 8,622 shares, respectively. Our Board of Directors believes that the Transaction would give stockholders who are cashed out an opportunity to receive a fair price in cash for their shares without having to pay disproportionately high brokerage commissions.

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Lack of Capital from Public Markets. In addition to the Public Company Costs, the Company is not able to, and does not presently intend to exploit, many of the Public Company Benefits. The price of our common stock has significantly declined over the last decade, from a high bid quotation of $7.50 during the quarter ended June 30, 2001 to a high bid quotation of $0.08 on November 9, 2012. On December 19, 2012, the closing price of our common stock was $0.04 per share. The current trading price of our common stock would make using it as a vehicle to raise capital or to provide acquisition consideration extremely dilutive to our stockholders. As a result, the Company is not receiving any of the traditional Public Company Benefits, yet, the Public Company Costs continue to increase, substantially depleting the limited resources of the Company. The increase in costs arises, among other things, because of an increase in securities regulation. Our Board of Directors believes that the Public Company Costs, if continued, would be detrimental to the financial condition of the Company.

Other Public Company Benefits which exist for the benefit of public stockholders include: (i) the rights and protections afforded stockholders by the federal securities laws; (ii) the substantive requirements of the federal securities laws, including the Sarbanes-Oxley Act of 2002, which are imposed on public companies; and (iii) limitations and reporting requirements imposed on officers and directors of public companies, including restrictions on short-swing trading and the reporting obligations of officers and directors. These benefits were not considered to outweigh the Public Company Costs due to the small size of the Company, its limited staffing and the lack of a liquid trading market for our common stock. Accordingly, our Board of Directors has determined that the Public Company Costs, currently and in the foreseeable future, will continue to outweigh the Public Company Benefits and, thus, it is no longer in the best interests of the Company or its stockholders, creditors, or other stakeholders, including its unaffiliated stockholders, for the Company to remain a public reporting company.

Alternatives to the Transaction

Our Board of Directors considered the following alternatives to the Transaction to accomplish the purpose described in “Special Factors - Purpose of the Transaction,” each of which was ultimately rejected because of its disadvantages:

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Reorganizing Through a Cash-Out Merger. The alternative available to our Board of Directors which was most similar to the Reverse Stock Split was coordinating a cash-out merger. In order to effect a cash-out merger, the Company’s insiders (management and large stockholders) would contribute their shares in the Company to form an acquisition entity which would merge into the Company. As a result of the merger, the shares of our common stock (other than shares owned by the Company’s insiders) would be converted into the right to receive cash. Our Board of Directors concluded that the Reverse Stock Split was a better alternative since it: (i) requires significantly less cash, (ii) allows unaffiliated holders of more than 10,000 shares of our common stock the opportunity to remain stockholders in the Company, (iii) does not require the formation of a new entity, and (iv) allows the Company to avoid the regulatory issues and approvals associated with the merger of the Company into another corporation.

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Issuer Tender Offer. Our Board of Directors considered the feasibility of an issuer tender offer to repurchase the shares of our common stock held by our unaffiliated stockholders. Although the voluntary nature of such a transaction may be an advantage for our stockholders, we would have no assurance that the transaction would result in a sufficient number of shares being tendered. In addition, the going private rules regarding the treatment of our stockholders in a tender offer, including pro-rata acceptance of offers from our stockholders, make it difficult to ensure that we would be able to reduce the number of holders of record to a level below 300. In terms of timing, such a tender offer, especially after giving effect to any extensions of deadlines for tendering shares, would likely necessitate a longer timeframe than the Reverse Stock Split.

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Stock Repurchase Program. Our Board of Directors also considered undertaking a periodic stock repurchase program to enable us to reduce our number of stockholders to below 300. As with the tender offer, the voluntary nature of such a program may be an advantage for our stockholders, but we would have no assurance that the program transactions would result in a sufficient number of shares being repurchased to reduce our number of stockholders to below 300, such a program would likely take an extended period of time, and we would have no assurance of success.

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Maintaining the Status Quo. Our Board of Directors considered maintaining the status quo. In that case, we would continue to incur the Public Company Costs without enjoying the Public Company Benefits traditionally associated with public reporting company status. In addition, significant time would continue to be spent by management on compliance and disclosure issues relating to our filings under the Exchange Act, which dilutes management’s focus on managing the Company’s business and growing stockholder value. Our Board of Directors believes that maintaining the status quo is not in the best interests of the Company and its stockholders and rejected this alternative.

Effects of the Transaction

Effects of the Transaction on Our Stockholders. Based on information available to us, we estimate that the Transaction will reduce the total number of record holders of our common stock from approximately 772 to approximately 74. The reduction in the number of our record stockholders below 300 will enable us to deregister our common stock under the Exchange Act and suspend our duty to file periodic reports and other information with the SEC thereunder, which will substantially reduce the information required to be furnished by us to the public, including our stockholders.

We intend to apply for deregistration of our common stock and suspension of our duty to file periodic reports and other information as soon as practicable following completion of the Transaction. See “Special Factors - Purpose of the Transaction.” However, our Board of Directors reserves the right, in its discretion, to abandon, postpone or modify the Transaction prior to the effective date of the Reverse Stock Split if it determines that doing so is in our best interests and the best interests of our stockholders. See “Special Factors - Reservation” beginning on page 26.

When the Transaction is consummated, Discontinued Stockholders (those owning fewer than 10,000 pre-Reverse Stock Split shares) will no longer have any equity interest and will not participate in our future earnings or any increases in the value of our assets or operations. Only our Continuing Stockholders and option holders will benefit from any future increase in our earnings. The Continuing Stockholders will continue to have an equity interest in the Company after the Transaction and will own a security, the liquidity of which may be severely restricted. Once we terminate the registration of our common stock and suspend our duty to file periodic reports and other information with the SEC, our common stock will only be allowed to be quoted on the OTC Pink which may further limit its liquidity because many brokers do not trade securities quoted on the OTC Pink. Trading opportunities in the OTC Pink depends upon whether any broker-dealers make a market for our common stock. We do not guarantee our common stock would continue to be quoted on the OTC Pink.

Discontinued Stockholders will, following the Transaction, have their pre-Reverse Stock Split shares cancelled and converted into the right to receive a cash payment. As soon as practicable after the effective date of the Reverse Stock Split, we will send these stockholders a letter of transmittal with instructions as to how such stockholders will be paid the cash payment. The letter of transmittal will include instructions on how to surrender stock certificates to our exchange agent. Continuing Stockholders will not receive any cash payment for their whole or fractional shares of our common stock resulting from the Reverse Stock Split or their whole shares resulting from the Forward Stock Split.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” with respect to those shares. Your broker or other nominee is considered, with respect to those shares, the stockholder of record. Although the

Transaction is designed to reduce the number of stockholders of record, we intend to treat stockholders holding common stock in street name held through a broker or other nominee in the same manner as stockholders whose shares are registered in their names for purposes of the Transaction. Nominees will be instructed to effect the Transaction for their beneficial owners. However, nominees may have different administrative procedures with respect to how they communicate with beneficial owners, and stockholders owning shares in street name should contact their nominee(s).

Based on information available to us as of November 16, 2012, we estimate that the Transaction will reduce our record holders from 772 to 74 and holders of our common stock holding in street name from 584 to 90. The reduction in the number of our record holders to fewer than 300 will enable us to deregister our common stock and suspend our duty to file periodic reports and other information with the SEC and will substantially reduce the information required to be furnished by us to our stockholders and to the SEC. The Company’s rationale for applying the Reverse Stock Split ratio of 10,000-to-one to all stockholders is that if a large enough number of holders holding in street name remained following the Transaction, and thereafter became stockholders of record, the Company could again become subject to reporting obligations under Section 12(g) of the Exchange Act. By reducing the number of stockholders of record well below 300 and reducing the number of holders holding in street name, we believe we have sufficiently limited the risk of having to re-commence filing reports with the SEC and to re-register under the Exchange Act.

Effects of the Transaction on Our Affiliates. As of November 16, 2012, each of our officers and directors holds more than 10,000 shares of our common stock or vested options for more than 10,000 shares of our common stock and, therefore, will be Continuing Stockholders, their stock holdings will not change (other than their percentage ownership of our common stock following the completion of the Transaction), and they will not receive a cash payment for fractional shares. Additionally, our officers, directors and 10% stockholders will no longer be subject to the reporting requirements of Section 16 of the Exchange Act or be subject to the short-swing profit recapture provisions thereunder. Stockholders acquiring more than 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act. Upon the effectiveness of the Transaction, we estimate that the beneficial ownership of our shares of common stock held by our directors, executive officers and 5% stockholders will increase from 68.7% to approximately 72.2% as a result of the Transaction. The beneficial ownership percentage and the reduction in the number of shares outstanding following the Transaction may increase or decrease depending on purchases, sales, and other transfers of shares of our common stock by our stockholders prior to the effective time of the Reverse Stock Split, and the number of shares that are actually cashed-out in the Transaction. The beneficial ownership percentage of shares of our common stock held by directors, executive officers and 5% stockholders, and the beneficial ownership percentage of the Continuing Stockholders, may increase or decrease as a result of such purchases, sales and other transfer of shares of our common stock by our stockholders prior to the effective time of the Reverse Stock Split, and depending on the number of shares that are actually cashed-out in the Transaction.

Potential Disadvantages of the Transaction to Stockholders. While we believe that the Transaction will result in the benefits described above, several disadvantages should also be noted:

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after the Transaction, our common stock will not be eligible for quotation on the OTCQB, and our stockholders may experience reduced liquidity for their shares of our common stock, even if our common stock is quoted on the OTC Pink, and this reduced liquidity may adversely affect the market price of our common stock;

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after the Transaction, we will deregister our common stock under the Exchange Act and suspend our duty to file periodic reports and other information with the SEC thereunder and, therefore, we will no longer be subject to the reporting requirements under the Exchange Act, such as periodic filings of financial statements and proxy or information statement disclosures in connection with stockholder meetings;

•	we will no longer report our quarterly or annual results of operations or activities in reports filed with the SEC under the Exchange Act;

•	because the reporting requirements of the Exchange Act will no longer apply, less information about us will be required to be furnished to the Continuing Stockholders;

•	the reporting and short-swing profit recapture provisions of Section 16 of the Exchange Act will no longer apply to our executive officers, directors and 10% stockholders;

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although we plan, at this time, to continue to engage independent accountants to audit the annual financial statements of the Company, these financial statements may be less comprehensive than the financial statements we are required to maintain and report as a public reporting company;

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Discontinued Stockholders will, after giving effect to the Transaction, no longer have any equity interest in the Company and, therefore, will not participate in our future earnings or growth, if any; and

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the Transaction will require Discontinued Stockholders to involuntarily surrender their shares in exchange for cash, rather than choosing their own time and price for disposing of their shares of our common stock.

Financial Effects of the Transaction. Completion of the Transaction will require us to spend approximately $25,000, which includes legal, financial and other fees and costs related to the Transaction. This estimate does not include the cost of the aggregate cash payment to Discontinued Stockholders, which we estimate will be approximately $126,812. These costs will be offset by the costs we would otherwise incur as a public reporting company to comply with SEC reporting requirements, which we estimate to be approximately $750,000 per year.

Trading Market for Our Common Stock. Currently, our common stock is quoted on the OTCQB tier of the OTC Markets under the symbol “ASAM.” The OTC Markets is a listing service, formerly known as the Pink Sheets, that offers financial and other information about issuers of securities, and collects and publishes quotes of market makers for over-the-counter securities. The OTCQB is the middle tier of the OTC Market, which requires that OTCQB companies are reporting with the SEC or a U.S. banking regulator. Following the completion of the Transaction, our common stock will be suspended from quotation on the OTCQB; however, our common stock may be eligible for continued quotation on the OTC Pink tier of the OTC Markets. OTC Pink is the bottom tier of the OTC Markets and has no financial standards or reporting requirements, but companies in this tier choose the level of information they provide to investors and may have current, limited or no public disclosure. However, OTC Pink is not a stock exchange, and we do not have the ability to control whether our shares are quoted on OTC Pink. Trading opportunities in OTC Pink will be dependent upon whether any broker-dealers commit to continue making a market for our common stock. Accordingly, we cannot guarantee that our common stock will continue to be quoted on OTC Pink. In addition, any prices at which our shares are quoted on the OTC Pink, if at all, may be more or less than the current pre-Transaction price of our common stock. In addition, the spread between the bid and asked prices of our common stock on the OTC Pink may be wider than before the Transaction and the liquidity of our shares may be lower. We give no assurance that there will be any OTC Pink quotations after the Transaction or that, if such quotations continue, they will continue for any length of time.

Fairness of the Transaction

Our Board of Directors has fully reviewed and considered the terms, purpose, alternatives and effects of the Transaction and has determined that the Transaction is in the best interests of the Company and is substantively and procedurally fair to the affiliated and unaffiliated stockholders of the Company, including: (i) our unaffiliated Discontinued Stockholders who will be cashed-out as a result of the Transaction and (ii) our unaffiliated Continuing Stockholders who will continue to hold our common stock after the Transaction. After studying the Transaction and its anticipated effects on our stockholders, our Board of Directors unanimously approved the Transaction and deemed it procedurally and substantively fair to all of the Company’s affiliated and unaffiliated stockholders and to the Company.

Fairness of the Substance of the Transaction. In determining the fairness of the Transaction, our Board of Directors considered the factors discussed below, in addition to the alternative transactions discussed in “Special Factors - Background of the Transaction” and “Special Factors - Alternatives to the Transaction” beginning on pages 8 and 15, respectively. In light of these factors, our Board of Directors believes that the Transaction is substantively fair to the Company’s unaffiliated stockholders, including our unaffiliated Discontinued Stockholders who will be cashed-out as a result of the Transaction and our unaffiliated Continuing Stockholders who will continue to hold our common stock after the Transaction. Our Board of Directors did not assign specific weight to the factors set forth below in a formulaic fashion. Moreover, in their considerations, individual directors may have given differing weights to different factors. However, our Board of Directors did place special emphasis on the significant cost and time savings we expect the Company to realize from deregistration of our common stock under the Exchange Act and the suspension of our duty to file periodic reports and other information with the SEC thereunder.

Significant Cost and Time Savings. By deregistering our common stock and suspending our duty to file periodic reports with the SEC, we expect to realize recurring annual cost savings of approximately $750,000, which represents our Public Company Costs and includes savings from personnel expense relating to the time spent by our management to prepare and review our reports required to be filed with the SEC under the Exchange Act. In addition, our Board of Directors has determined that the Public Company Costs, currently and in the foreseeable future, will continue to outweigh the Public Company Benefits and, thus, it is no longer in the best interests of the Company or its stockholders, creditors, or other stakeholders, including its unaffiliated stockholders, for the Company to remain a public reporting company. See the “Special Factors - Purpose of the Transaction” and “Special Factors - Reasons for the Transaction” beginning on pages 7 and 13, respectively.

Opportunity to Remain a Holder of, or to Liquidate, Common Stock. Another factor considered by our Board of Directors in determining the fairness of the Transaction to holders of our common stock is the opportunity the Company’s stockholders have to remain stockholders or to liquidate their Company holdings. Current holders of fewer than 10,000 shares or our common stock can either remain Company stockholders by acquiring additional shares so that they own at least 10,000 shares of our common stock immediately before the effective date of the Reverse Stock Split or be cashed out in the Reverse Stock Split. If a stockholder purchases additional shares of our common stock, then the stockholder may incur brokerage fees or commissions. Holders of fewer than 10,000 shares of our common stock at the effective time of the Reverse Stock Split will have their fractional post-Reverse Stock Split shares purchased by the Company at the Cash-Out Price without paying any brokerage fees or commissions. Our Board of Directors did not quantify the consideration of brokerage fees and commissions paid for having such fractional shares cashed out in the Reverse Stock Split since such fees, if any, vary significantly depending upon the method used to acquire or dispose of shares. Conversely, stockholders who own 10,000 shares or more and who desire to liquidate their shares in connection with the Transaction at the premium price offered can reduce their holdings to less than 10,000 shares by selling or gifting shares prior to the effective date of the Reverse Stock Split. Our Board of Directors did not place undue emphasis on this factor due to the limited trading market for our common stock. See “Special Factors - Reasons for the Transaction” and “Special Factors - Structure of the Transaction” beginning on pages 13 and 25, respectively.

Recent and Historical Trading Prices. Our Board of Directors considered recent and historical trading in our common stock. We have been a public reporting company since August 1999 when our common stock was first quoted on the OTCBB. Our common stock is currently quoted on the OTCQB. The OTCBB and the OTCQB have been the principal outlets for stockholders who wished to dispose of shares of our common stock. Our Board of Director viewed the OTCBB and the OTCQB as good indicators of what a willing buyer would pay to a willing seller, neither one of whom is under any compulsion to buy or sell, after considering such factors as their estimate of the Company’s value as a whole, its earnings and performance history, its prospects, the prospects of the Company’s industry as a whole, an assessment of the control parties and management of the Company, and other factors that typically bear on a stock purchase or sale decision.

The recent and historical trading in our common stock relates to the fairness of the Transaction to unaffiliated stockholders because it provides some insight into how the market has historically valued our common stock. Since unaffiliated Discontinued Stockholders will no longer be able to directly participate in the financial success of the Company, the Cash-Out Price paid to these stockholders as a result of the Reverse Stock Split represents the final opportunity to obtain value for their investment. Although not a perfect measure, the trends over time in the market price of our common stock reflect market perceptions about the Company’s intrinsic value.

Our Board of Directors considered the historical trading prices of our common stock a factor to be considered (albeit not the only factor to be considered) in determining the fair value of shares of our common stock. In its deliberations concerning the fairness of the Transaction, our Board of Directors considered:

•	the historical trading prices for our common stock over the past three (3) years (ranging from a low of $0.02 to a high of $0.50);

•

the historical weighted average closing prices for our common stock during the 90-trading day period, 60-trading day period and 30-trading day period ended October 31, 2012 ($0.04, $0.04, and $0.045, respectively); and

•	a recent closing price of our common stock ($0.04 as of November 30, 2012).

At the telephonic meeting of our Board of Directors held on December 31, 2012, our Board of Directors also considered the high and low closing prices of our common stock occurring during the 90-trading days ended November 30, 2012, including the closing prices of (i) $0.08 per share on November 8, 2012 (with 18,600 shares traded) and November 9, 2012 (with 10,000 shares traded); (ii) $0.03 per share on September 25, 2012 (with 10,100 shares traded), September 28, 2012 (with 5,000 shares traded) and October 1, 2012 (with 18,600 shares traded); and (iii) $0.02 per share on September 20, 2012 (with 54,800 shares traded), September 21, 2012 (with 1,100 shares traded) and September 24, 2012 (with 7,900 shares traded). Our Board of Directors, however, did not place any special emphasis on these closing prices ($0.08, $0.03 and $0.02 per share) because they appear to be outliers compared with the closing prices occurring during the 90-trading days ended November 30, 2012.

Our Board of Directors determined, after considering the foregoing, that the Cash-Out Price is a fair price for the shares of our common stock being cashed out in the Transaction because it represents the weighted average closing price of our common stock for the 90-trading day period, 60-trading day period and 30-trading day period ended October 31, 2012.

Book Value of Our Common Stock. Net book value is based upon the historical cost of the Company’s assets and ignores the value of the company as a going concern. Based on our recent efforts to acquire insurance companies and to dispose of our insurance and general agency subsidiaries as described in “Special Factors - Background of the Transaction” beginning on page 8, we believe that insurance companies are typically valued on the basis of tangible net book value (instead of net book value) and that tangible net book value is the most appropriate measure to consider in determining a fair price for shares of our common stock. Our net book value per outstanding share of our common stock as of: (i) December 31, 2009, 2010 and 2011 was $0.21, $0.21 and $0.08, respectively; and (ii) September 30, 2012 was $0.06. Our tangible net book value per outstanding share of our common stock as of December 31, 2009, 2010 and 2011 was $0.04, $0.07, and $0.06, respectively. As of September 30, 2012, our tangible net book value per outstanding share of our common stock was $0.04. The Cash-Out Price of $0.04 per share represents the tangible net book value per outstanding share of our common stock as of September 30, 2012.

Due to the required accounting treatment of a warrant to purchase shares of our common stock which was issued to Mr. Millner, our Chairman and Chief Executive Officer, in December 2011 as described in “Company Information - Certain Relationships and Related Transactions” beginning on page 36, the related $4,000,000 notes payable to Mr. Millner (as also described therein) have been recorded on the balance sheet of the Company as of September 30, 2012 at $1,819,563 ($4,000,000 less the discount on the warrant of $2,180,437). Assuming the recording of such notes on September 30, 2012 at $4,000,000, the Company’s total stockholders’ equity at September 30, 2012 would have been $2,210,505, or $0.03 per share (the “Adjusted Book Value”). The Cash-Out Price of $0.04 per share represents a premium of 33% over the Adjusted Book Value per outstanding share of our common stock as of September 30, 2012.

Liquidity of Our Common Stock. Our Board of Directors discussed the lack of an active trading market for our common stock, the lack of any market analyst coverage of the Company and our inability to access the public capital markets as some of the indications that our stockholders are not receiving the typical Public Company Benefits. Specifically, our Board of Directors considered that our common stock had an average daily trading volume over the twelve-month, six-month and three-month periods ended October 31, 2012 of approximately 12,393 shares, 7,263 shares and 7,309 shares, respectively. Our Board of Directors determined that the lack of liquidity of our common stock was an additional indication of fairness to the Discontinued Stockholders. See “Special Factors - Reasons for the Transaction” beginning on page 13.

Equal Treatment of Affiliated and Unaffiliated Holders of Our Common Stock. The Transaction will not affect holders of our common stock differently on the basis of affiliate status. The sole determining factor in whether a stockholder will be cashed out (and become a Discontinued Stockholder) or will continue as a holder of our common stock as a result of the Transaction (a Continuing Stockholder) is the number of shares of our common stock held by the stockholder as of the effective date of the Reverse Stock Split.

Minimum Effect on Voting Power. The Transaction will have a minimum effect on the voting power of the Company’s stockholders. The shares of our common stock are the only voting shares of the Company and will continue to be the only voting shares after the Transaction. The voting and other rights of our common stock will not be affected by the Transaction. The only effect of the Transaction on the Company’s voting power will be a slight change in the overall ownership percentage of the Continuing Stockholders following the Transaction.

No Material Change in Ownership Percentage of Executive Officers and Directors. Since only an estimated 3,170,301 out of 66,110,531 outstanding shares of our common stock (on a pre-Reverse Stock Split basis) will be eliminated as a result of the Transaction, the percentage ownership of the Continuing Stockholders following the Transaction will be approximately the same as it was prior to the Transaction. Upon the effectiveness of the Transaction, we estimate that the beneficial ownership of shares of our common stock held by our directors, executive officers and 5% stockholders will increase from approximately 68.7% to approximately 72.2% as a result of the Transaction. See “Special Factors - Effects of the Transaction - Effects of the Transaction on Our Affiliates.”

Our Board of Directors also considered the following possible disadvantages of effecting the Transaction:

Reduction of Market for Our Common Stock. After the completion of the Transaction and the deregistration of our common stock and suspension of our duty to file periodic reports and other information with the SEC, our common stock will not be eligible for quotation on the OTCQB, and our stockholders may experience reduced liquidity for their shares of our common stock, even if our common stock is quoted on the OTC Pink. See “Special Factors - Effects of the Transaction - Potential Disadvantages of the Transaction to Stockholders” beginning on page 17 for more information.

Possible Decline in Price of Our Common Stock. After the completion of the Transaction, our stockholders may experience reduced liquidity for their shares of our common stock. This reduced liquidity may adversely affect the market price of our common stock. See “Special Factors - Effects of the Transaction - Potential Disadvantages of the Transaction to Stockholders” beginning on page 17 and “Termination of Publicly Available Information About the Company” immediately below.

Termination of Publicly Available Information About the Company. After deregistration of our common stock and suspension of our duty to file periodic reports and other information with the SEC, information regarding our operations and financial results that is currently available to the general public and our stockholders will no longer be readily available, and stockholders seeking information about us will have to contact us directly to receive such information. We may or may not provide stockholders with information, upon request or otherwise, that we are not required by law to provide. Our Board of Directors believes that the overall benefits to the Company of no longer being a public reporting company substantially outweigh the disadvantages associated with a lack of publicly available information about the Company. See “Special Factors - Effects of the Transaction - Potential Disadvantages of the Transaction to Stockholders” beginning on page 17.

Sarbanes-Oxley Act and Other Reporting and Disclosure Provisions Will No Longer Apply to the Company. After the completion of the Transaction and the deregistration of our common stock and suspension of our duty to file periodic reporting and other information with the SEC, we will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act that apply to public companies, including the requirement that the chief executive officer and the chief financial officer certify the accuracy of the financial statements contained in our Exchange Act filings. In addition, our officers, directors and 10% or greater stockholders will no longer be subject to the short-swing profit recapture provisions and reporting requirements of Section 16 of the Exchange Act. See “Special Factors - Effects of the Transaction - Potential Disadvantages of the Transaction to Stockholders” beginning on page 17.

The Company Will No Longer Have the Potential Benefits Normally Associated with Public Reporting Company Status. Another potential disadvantage of the Transaction is that we will no longer have the Public Company Benefits, such as better access to the capital markets for issuances of securities. We would still have access to capital markets, but if we were to conduct a public offering of our securities, we would have to again become a reporting company, and the expenses that we are seeking to eliminate would then be reinstated. We believe that the cost savings from ceasing to be a public reporting company outweigh the drawbacks of losing more ready access to the capital markets.

Discontinued Stockholders Will Not Participate in Future Increases in Our Value. Following the Transaction, Discontinued Stockholders will no longer have an equity interest in the Company and will not participate in our future earnings or any increases in the value of our assets or operations. See “Special Factors - Effects of the Transaction - Effects of the Transaction on Our Stockholders” beginning on page 16.

Although potentially relevant to a determination of fairness of the Transaction, the factors listed below, for the reasons given, were determined by our Board of Directors to not be applicable to the Company and were not considered or were not given any weight by our Board of Directors.

Going Concern Valuation. An indicator of going concern value is the discounted future cash receipts approach. Given the other considerations discussed herein, our Board of Directors did not pursue this approach due to the significance of the subjective assumptions that would be involved in such an approach, as well as the expense associated with the approach.

Liquidation Value. Our Board of Directors viewed the liquidation value of the Company to be an inappropriate measure for the purpose of evaluating the fairness of the Cash-Out Price. There is no present intention of liquidating the Company. Further, the Transaction will only result in the termination of an equity interest by the stockholders reduced to fractional shares as a result of the Reverse Stock Split. The total of all such shares represents approximately 4.8% of our outstanding pre-Reverse Stock Split shares. A liquidation process would also involve additional legal fees, costs of sale and other expenses that would reduce any amounts that stockholders might receive upon a liquidation. Given the other factors considered by our Board of Directors as described in this Disclosure Statement, the Board did not pursue a liquidation value approach.

No Firm Offers. While our Board of Directors and management have been involved in discussions with third parties from time to time as discussed under “Special Factors - Background of the Transaction” beginning on page 8, we have not received during the last two years any firm, unconditional offers for a merger or consolidation with or into another company, or vice versa, or the sale or transfer of all or substantially all of our assets to another company, or a purchase of our securities by another person that would involve a change in our control on terms satisfactory to the Company.

Purchase Price Paid for Repurchases of Our Common Stock. We have not previously repurchased shares of our common stock and, therefore, our Board of Directors could not consider any such repurchases as the basis for fairness.

Our Board of Directors believes that all of the factors mentioned above, both favorable and unfavorable, when viewed together, support a conclusion that the Transaction is substantively fair to all of the Company stockholders, including the unaffiliated Discontinued Stockholders who will be cashed out as a result of the Transaction and the Continuing Stockholders who will continue to be stockholders of the Company after the Transaction. Our Board of Directors set the Cash-Out Price at $0.04 based on the factors described above and, in particular, that the Cash-Out Price represents (i) the weighted average closing price of our common stock over the 90-day trading period, 60-day trading period and 30-day trading period ended October 31, 2012, (ii) the tangible net book value per outstanding share of our common stock as of September 30, 2012; and (iii) a premium of 33% over the Adjusted Net Book Value per outstanding share of our common stock at September 30, 2012.

Procedural Fairness of the Transaction. In addition to the fairness of the substance of the Transaction, our Board of Directors believes that the process by which decisions were made regarding the Transaction is fair to the Company’s unaffiliated stockholders, including the Discontinued Stockholders who will be cashed out as a result of the Transaction and to the Continuing Stockholders who will continue to be stockholders of the Company after the Transaction.

Our Board of Directors noted that stockholders can purchase, subject to availability, prior to the effective date of the Reverse Stock Split, such additional shares of our common stock through the market in order to make their holdings of our common stock exceed 10,000, thereby avoiding the result of fractional shares from the Reverse Stock Split.

No special committee composed of the independent members of our Board of Directors appraised or negotiated the Transaction. The independent members of our Board of Directors considered whether to use the Committee for this purpose and concluded that there were already sufficient procedural safeguards so as to make this unnecessary. The independent members of our Board of Directors noted in this regard that they already comprised a majority of the entire Board (constituting two of the three directors). The independent directors who were involved in the deliberations and decisions regarding the Transaction are Dr. Donald Ratajczak and Sam Zamarripa. None of the independent directors are employees of the Company nor are they otherwise controlled by, or under common control with, the Company. Each is an experienced and knowledgeable business person and is deemed to be an independent director as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules. With regard to shares of our common stock beneficially owned by the directors, none of such directors has any agreement with the Company regarding such shares (except for option agreements issued on standard forms pursuant to the Company’s 2000 or 2011 Incentive Plans). In addition, each of the directors will be treated identically in the Transaction with the unaffiliated stockholders of the Company. The independent directors also did not meet in an executive session to discuss the Transaction because they comprised a majority of our Board of Directors and did not consider their collective or individual independence to be jeopardized in any respect. Based on the factors described above, the independent members of our Board of Directors concluded that they had the independence and experience to fairly represent the interests of the unaffiliated stockholders and had a sufficient opportunity to discuss and form their own conclusions as to the fairness of the Transaction without the necessity of utilizing a special committee or meeting in an executive session. All of the independent members of our Board of Directors voted in favor of the Transaction on the terms and conditions described in this Disclosure Statement.

The Company did not receive a report, opinion or appraisal from an outside party as to the value of our common stock or the fairness of the Transaction to unaffiliated Discontinued Stockholders who will be cashed out as a result of the Transaction, unaffiliated Continuing Stockholders who will remain stockholders following the Transaction, or affiliated stockholders or the Company.

The independent members of our Board of Directors concluded that there were already sufficient procedural safeguards without the expense of retaining an independent fairness advisor, particularly since unaffiliated and affiliated stockholders would be treated the same in the Transaction and any of such stockholders could change his or her stock holdings prior to the effective date of the Reverse Stock Split in order to be cashed out as a result of the Transaction or continue as a stockholder of the Company following the Transaction. In addition, our Board of Directors recognized the importance of preserving the Company’s cash position and completing the Transaction as expeditiously as practicable.

No representative or advisor was retained by the independent members of our Board of Directors on behalf of the unaffiliated stockholders to negotiate the proposed Transaction. The independent members of our Board of Directors concluded that there were already sufficient procedural safeguards without the expense of retaining an external representative or advisor to negotiate the proposed Transaction, particularly since unaffiliated and affiliated stockholders would be treated the same in the Transaction and any of such stockholders could change his or her stock holdings prior to the effective date of the Reverse Stock Split, as described above, in order to be cashed out as a result of the Transaction or continue as a stockholder of the Company following the Transaction.

Our Board of Directors has not granted unaffiliated stockholders access to our corporate files, except as required by Nevada law, nor has it extended the right to retain counsel or appraisal services at our expense. With respect to unaffiliated stockholders’ access to our corporate files, our Board of Directors believes that this Disclosure Statement, together with our other filings with the SEC, provide adequate information for unaffiliated stockholders. In deciding not to adopt these additional procedures, our Board of Directors also took into account factors such as our size, financial capacity and the costs of such procedures.

Structure of the Transaction

The Transaction consists of two steps: (i) the Reverse Stock Split (with a cash payment in lieu of receipt of a fractional share by a stockholder holding fewer than 10,000 pre-Reverse Stock Split shares) and (ii) the Forward Stock Split. The Reverse Stock Split is expected to occur on or about December 31, 2012, or as promptly thereafter as practicable, following advance notice. On the effective date of the Reverse Stock Split: (a) we will amend our Articles of Incorporation to reduce the number of authorized shares of common stock from 120,000,000 to 12,000 and (b) each stockholder of record will receive one share of common stock for every 10,000 pre-Reverse Stock Split shares held in his or her account as of such date. Any stockholder of record who holds fewer than 10,000 pre-Reverse Stock Split shares in his or her account at the time of the Reverse Stock Split will receive a Cash-Out Price of $0.04 per pre-Reverse Split share and will no longer be a stockholder of the Company after the Transaction.

Immediately following the Reverse Stock Split, we will effect the Forward Stock Split by amending our Articles of Incorporation to increase the number of authorized shares of common stock from 12,000 to 120,000,000. As a result, all stockholders who are not Discontinued Stockholders will receive in the Forward Split on the effective date thereof, a number of shares of our common stock equal to such stockholders’ number of post-Reverse Stock Split shares (including fractional shares) multiplied by 10,000. No stockholder of record will hold a fractional share in his or her account after the Forward Stock Split.

We intend for the Transaction to treat stockholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are held of record in their own names, and nominees will be instructed to effect the Transaction for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominee(s).

In general, the Transaction can be illustrated by the following examples:

Example 1. A stockholder holds 1,000 shares of our common stock in his account before the effective date of the Reverse Stock Split. Instead of receiving a fractional share of our common stock immediately after the Reverse Stock Split, the stockholder’s shares will be converted into the right to receive cash. The stockholder would receive $40 ($0.04 x 1,000 shares). Note: If the stockholder wants to continue the investment in the Company, before the effective date of the Reverse Stock Split, the stockholder can buy at least 9,000 more shares. The stockholder would have to act far enough in advance of the Reverse Stock Split so that the purchase is completed and the additional shares are credited in his account by the effective date.

Example 2. A stockholder holds 10,000 shares of our common stock as of the effective date of the Reverse Stock Split. After the Reverse Stock Split, the stockholder will hold one share of common stock. In the Forward Stock Split, the one share of common stock will be converted into 10,000 shares of common stock.

Example 3. A stockholder has two separate accounts. As of the effective date of the Reverse Stock Split, the stockholder holds 5,000 shares of our common stock in one account and 5,500 shares of common stock in the other. If we can determine that the two separate accounts belong to the same person (based upon the name of the account or the social security number or address associated with the account), then we will treat the two accounts as a single account. Accordingly, the stockholder will be treated as having more than 10,000 pre-Reverse Stock Split shares. In the Reverse Stock Split, the stockholder’s stock will be converted into 1.05 shares. In the Forward Stock Split, the 1.05 shares will be converted into 10,500 shares of common stock.

If, however, we are unable to determine that the two separate accounts belong to the same person, then the stockholder will receive cash payments equal to the cash-out price of the common stock in each account instead of receiving fractional shares. In this case, the stockholder would receive two checks totaling $420 ($0.04 x 5,000 shares; $0.04 x 5,500 shares). Note: If the stockholder wants to be certain to continue as a stockholder in the Company, the stockholder can consolidate or transfer two accounts before the effective date of the Reverse Stock Split into an account with at least 10,000 pre-Reverse Stock Split shares. Alternatively, the stockholder can buy at least 5,000 more shares for the first account and 4,500 more shares for the second account, and hold them in such stockholder’s respective accounts. The stockholder would have to act far enough in advance of the Reverse Stock Split so that the consolidation or the purchase is completed by the effective date.

Example 4. A stockholder holds 21,000 shares of our common stock as of the effective date of the Reverse Stock Split. In the Reverse Stock Split, the stockholder’s stock is converted into 2.10 shares. In the Forward Stock Split, the 2.10 shares will be converted into 21,000 shares of common stock.

Example 5. A stockholder holds 1,000 shares of our common stock in street name in a brokerage account as of the effective date of the Reverse Stock Split. We intend for the Transaction to treat stockholders holding shares of our common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the Transaction for their beneficial holders. If this occurs, the stockholder will receive, through the stockholder’s broker, a check for $40 ($0.04 x 1,000). However, nominees may have a different procedure and stockholders holding shares of our common stock in street name should contact their nominee(s).

Reservation

Although our Board of Directors has approved the Transaction and subsequent termination of registration of our common stock under the Exchange Act and suspension of our duty to file periodic reports and other information with the SEC thereunder, our Board of Directors reserves the right to abandon, postpone or modify the Transaction and such termination and suspension at any time before they are consummated for any reason. A number of factors or circumstances could cause our Board of Directors to abandon, postpone or modify the Transaction and such deregistration and suspension, including, without limitation, the following:

•

If, immediately prior to the Transaction, our Board of Directors does not believe that the Transaction will sufficiently reduce the number of record holders of our common stock to a level that reasonably assures us that the Company would not be required under the Exchange Act to revert to a public reporting company in the foreseeable future after the Transaction is completed, then our Board of Directors may elect to abandon, postpone or modify the Transaction.

•

Our Board of Directors may elect to abandon, postpone or modify the Transaction if the aggregate cash payments to Discontinued Stockholders necessary to complete the Transaction are expected to exceed $250,000.

•

Even if the aggregate cash payments to Discontinued Stockholders necessary to complete the Transaction are within the budgetary guideline set by our Board of Directors, our Board of Directors may elect to abandon, postpone or modify the Transaction if the then economic conditions or the financial condition of the Company, or their outlook, be such that, in the judgment of our Board of Directors, it is no longer advisable to use the Company’s cash resources to effect the Transaction.

•	If the Company has insufficient cash necessary to complete the Transaction, then our Board of Directors may elect to abandon, postpone or modify the Transaction.

•

If our Board of Directors determines that it is in the best interest of the Company and its stockholders for the Company to enter into a strategic transaction with the Interested Party, then our Board of Directors may elect to abandon, postpone or modify the Transaction.

•

If our Board of Directors determines that it is in the best interest of the Company and its stockholders for the Company to enter into any other strategic transaction that may arise in the future, such as an asset or stock sale or a business combination transaction, then our Board of Directors may elect to abandon, postpone or modify the Transaction.

•

If for any other reason, our Board of Directors determines that the Transaction is no longer in the best interest of the Company and its stockholders, then our Board of Directors may elect to abandon, postpone or modify the Transaction.

If our Board of Directors decides to abandon, postpone or modify the Transaction, the Company will notify the stockholders of such decision promptly in accordance with applicable rules and regulations.

The Certificate of Change that the Company will file with the Nevada Secretary of State to consummate the Reverse Stock Split will provide that the Reverse Stock Split will not be effective if it results in fully cashing out stockholders owning more than 10% of our common stock outstanding immediately before the Reverse Stock Split. Additionally, in the unlikely event that the Reverse Stock Split would result in fully cashing out stockholders owning more than 10% of our common stock before the Reverse Stock Split, the Company will immediately file a subsequent Certificate of Change to its Articles of Incorporation to ensure that the effects of the Reverse Stock Split have not become effective. In that event, the Company may take necessary corporate action to obtain stockholder approval of the Reverse Stock Split.

Our Board of Directors has agreed that, if the Transaction is not consummated on or before March 31, 2013, then our Board of Directors must reassess and reaffirm the substantive and procedural fairness of the Transaction before the Transaction may be effected. Our Board of Directors acknowledges that it has an obligation to ensure that, at whatever time it determines to consummate the Transaction, it has provided disclosure to the Company’s stockholders addressing all items of Schedule 13E-3 and has not omitted material information therefrom.

OTHER MATTERS RELATED TO THE TRANSACTION

Potential Conflicts of Interest

Our directors, executive officers, 5% stockholders and their affiliates may have interests in the Transaction that are different from other unaffiliated stockholder interest, and have relationships that may present conflicts of interest. As of November 30, 2012, 45,447,138 shares of our common stock, or approximately 68.7% of the issued and outstanding shares of common stock on such date, were held collectively by our directors, executive officers, 5% stockholders and their affiliates. Upon the effectiveness of the Transaction, the aggregate number of shares of our common stock owned by our directors, executive officers, 5% stockholders and their affiliates will not change and their beneficial ownership of shares of our common stock will increase by approximately 3.5% as a result of the reduction of the number of shares of our common stock outstanding by approximately 3,170,301 shares. Each member of our Board of Directors, and our executive officers, hold options to acquire shares of our common stock. The Transaction will not affect these stock options and they will remain outstanding and continue to vest after the Transaction. In addition, by deregistering our common stock under the Exchange Act and suspending our duty to file periodic reports with the SEC thereunder, subsequent to the consummation of the Transaction we will no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act of 2002, from making personal loans to our directors or executive officers and they will no longer be subject to Section 16 of the Exchange Act with respect to reporting requirements and short swing-profits recapture provisions.

Stockholder Approval

The Reverse Stock Split and the Forward Stock Split have been approved by our Board of Directors, and no vote of the Company’s stockholders is required to effectuate the Reverse Stock Split or the Forward Stock Split. Pursuant to Section 78.207 of the Nevada Revised Statutes, a corporation that wants to increase or decrease the number of authorized shares of stock, and correspondingly increase or decrease the number of issued and outstanding shares of stock held by each stockholder, may do so by resolution of the board of directors without stockholder approval so long as: (i) stockholders who would be fully cashed out in the transaction and would otherwise be entitled to receive only fractional shares, collectively hold less than 10% of the shares outstanding immediately before the transaction, and (ii) the increase or decrease in any class or series of stock does not adversely affect any preference or other right of any other class or series of stock. The Company anticipates that the Discontinued Stockholders, who will no longer be stockholders of the Company after the Reverse Stock Split, will collectively own in the aggregate less than 10% of our common stock outstanding before the Reverse Stock Split. Further, our common stock is the only class of stock of the Company that is outstanding. Therefore, Section 78.207 of the Nevada Revised Statutes authorizes the Company to consummate the Reverse Stock Split and the Forward Stock Split without submitting the issue to a vote of the stockholders.

Dissenters’ Rights

Pursuant to Chapter 92A (Section 300 through 500 inclusive) of the Nevada Revised Statutes (“Chapter 92A”), any Discontinued Stockholder of the Company is entitled to dissent to the Reverse Stock Split and obtain payment of the fair value of the shares. In the context of the Reverse Stock Split, Chapter 92A provides that stockholders may elect to have the Company purchase pre-Reverse Stock Split shares that would become fractional shares as a result of the Reverse Stock Split for a cash price that is equal to the “fair value” of such shares, as determined in a judicial proceeding in accordance with the provisions of Chapter 92A. The fair value of the shares of any stockholder means the value of such shares immediately before the effectuation of the Reverse Stock Split, excluding any appreciation or depreciation in anticipation of the Reverse Stock Split, unless exclusion of any appreciation or depreciation would be inequitable.

Chapter 92A is set forth in its entirety in Exhibit A to this Disclosure Statement. If you wish to exercise your dissenters’ rights or preserve the right to do so, you should carefully review Exhibit A to this Disclosure Statement. If you fail to comply with the procedures specified in Chapter 92A in a timely manner, you may lose your dissenters’ rights. Because of the complexity of those procedures, you should seek the advice of counsel if you are considering exercising your dissenters’ rights.

Stockholders who have not validly tendered their shares of Common Stock will be entitled to exercise dissenters’ rights. Stockholders who perfect their dissenters’ rights by complying with the procedures set forth in Chapter 92A will have the fair value of their shares determined by the Nevada state court and will be entitled to receive a cash payment equal to such fair value. Any such judicial determination of the fair value of shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more or less than the $0.04 per share to be paid in connection with the Reverse Stock Split. In addition, stockholders who invoke dissenters’ rights may be entitled to receive payment of a fair rate of interest from the effective time of the transaction on the amount determined to be the fair value of their shares.

Within 10 days after the effectuation of the Reverse Stock Split, the Company will send a written notice (a “Dissenters’ Rights Notice”) to all the record stockholders of the Company entitled to dissenters’ rights. The Dissenters’ Rights Notice will be accompanied by (i) a form for demanding payment from the Company that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not they acquired beneficial ownership of the shares before that date; (ii) a copy of the provisions of Chapter 92A; and (iii) a brief description of the procedures that a stockholder must follow to exercise dissenter’s rights.

In order to maintain eligibility to exercise dissenters’ rights under Chapter 92A, you must take the following actions within 30 days of the date that the Dissenters’ Rights Notice was delivered: (i) deliver a written demand for payment on the form provided in the Dissenters’ Rights Notice; (ii) certify whether you acquired beneficial ownership of the shares before the date set forth in the Dissenters’ Rights Notice; and (iii) deliver the certificates representing the dissenting shares to the Company.

Within 30 days after receipt of a demand for payment, the Company must pay each dissenter who complied with the provisions of Chapter 92A the amount the Company estimates to be the fair value of such shares, plus interest from the effective date of the Reverse Stock Split. The rate of interest shall be the average rate currently paid by the Company on its principal bank loans. The payment will be accompanied by the following: (i) financial statements for the Company for the year ended December 31, 2011 and the most recent interim financial statements; (ii) a statement of the Company’s estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter’s rights to demand payment for the difference between the Company’s estimate of the fair value of the shares and the stockholder’s estimate of the fair value of the shares; and (v) a copy of Chapter 92A. If the Company does not deliver payment within 30 days of receipt of the demand for payment, the dissenting stockholder may enforce the dissenter’s rights by commencing an action in Clark County, Nevada or if the dissenting stockholder resides or has its registered office in Nevada, in the county where the dissenter resides or has its registered office.

If a dissenting stockholder disagrees with the amount of the Company’s payment, then the dissenting stockholder may, within 30 days of such payment, (i) notify the Company in writing of the dissenting stockholder’s own estimate of the fair value of the dissenting shares and the amount of interest due, and demand payment of such estimate, less any payments made by the Company, or (ii) reject the offer by the Company if the dissenting stockholder believes that the amount offered by the Company is less than the fair value of the dissenting shares or that the interest due is incorrectly calculated. If a dissenting stockholder submits a written demand as set forth above and the Company accepts the offer to purchase the shares at the offer price, then the stockholder will be sent a check for the full purchase price of the shares within 30 days of acceptance.

If a demand for payment remains unsettled, the Company must commence a proceeding in the Clark County, Nevada district court within 60 days after receiving the demand. Each dissenter who is made a party to the proceeding shall be entitled to a judgment in the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, exceeds the amount paid by the Company. If a proceeding is commenced to determine the fair value of the common stock, the costs of such proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court, shall be assessed against the Company, unless the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable against the Company if the court finds that (i) the Company did not comply with Chapter 92A or (ii) against either the Company or a dissenting stockholder, if the court finds that such party acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Chapter 92A.

A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act to cause the record holder to follow the requisite steps properly and in a timely manner to perfect dissenters’ rights of appraisal. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, the written demand for dissenters’ rights of appraisal must be executed by or for the record owner. If shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a stockholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a stockholder owns shares through a broker who in turn holds the shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of such shares.

A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares as a nominee for others, will be able to exercise dissenters’ rights of appraisal with respect to the shares held for all or less than all of the beneficial owners of those shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

The foregoing summary of the rights of dissenting stockholders under Chapter 92A does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters’ rights of appraisal rights available under Chapter 92A. The preservation and exercise of dissenters’ rights of appraisal require strict adherence to the applicable provisions of Chapter 92A, and the foregoing summary is qualified in its entirety by reference to Exhibit A to this Disclosure Statement.

The Company has not made any provision to obtain counsel or appraisal services for unaffiliated stockholders.

Certain Material U.S. Federal Income Tax Consequences

Summarized below are certain material federal income tax consequences to us and our stockholders resulting from the Transaction. This summary is based upon U.S. federal income tax law, as currently in effect, which is subject to differing interpretations or change, possibly on a retroactive basis. This summary addresses only those stockholders who have held their shares as capital assets. This summary does not discuss all aspects of federal income taxation that may be important to stockholders in light of their individual circumstances. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that each stockholder is a United States citizen and has held, and will hold, shares of common stock as capital assets under the Internal Revenue Code of 1986, as amended. Each stockholder should consult his, her or its tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of their specific circumstances.

Tax Consequences to the Company. We believe that the Transaction will be treated as a tax-free “recapitalization” for federal income tax purposes and, accordingly, it should not result in any material federal income tax consequences to us. We will not apply for any ruling from the Internal Revenue Service, nor will we receive an opinion of counsel with respect to the tax consequences of the Transaction.

Tax Consequences to Stockholders Who Do Not Receive Cash for Fractional Shares. A stockholder who receives no cash payment as a result of the Transaction, but continues to hold shares of our common stock directly immediately after the Transaction, will not recognize any gain or loss for United States federal income tax purposes. The aggregate adjusted tax basis of the shares held immediately after the Transaction will equal the aggregate adjusted tax basis of the shares held immediately prior to the Transaction, and the holding period of the shares will be the same as immediately prior to the Transaction.

Tax Consequences to Stockholders Whose Entire Interest in our Common Stock, Both Directly and Indirectly, is Terminated. A stockholder who receives a cash payment for a fractional share of our common stock as a result of the Transaction and does not continue to hold our shares directly, or indirectly by virtue of being related to a person who continues to hold shares of our common stock directly, immediately after the Transaction, will recognize capital gain or loss, for United States federal income tax purposes, equal to the difference between the cash received for the common stock and the aggregate adjusted tax basis in such stock.

Tax Consequences to Stockholders Whose Entire Interest in our Common Stock, Directly but Not Indirectly, is Terminated. A stockholder that receives cash for a fractional share as a result of the Transaction, but is treated (under Internal Revenue Code Section 318) as a continuing stockholder by virtue of being related to a person who continues to hold our shares directly immediately after the Transaction, will recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that the receipt of cash either (1) is “not essentially equivalent to a dividend,” or (2) constitutes a “substantially disproportionate redemption of stock.” The receipt of cash is “not essentially equivalent to a dividend” if the reduction in the stockholder’s proportionate interest in us resulting from the Transaction (taking into account for this purpose the stock owned by persons to whom the stockholder is related) is considered a “meaningful reduction” given the stockholder’s particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will satisfy this test. The receipt of cash in the Transaction will be a “substantially disproportionate redemption of stock” if (a) immediately after the Transaction the stockholder (and persons to whom the stockholder is related) owns less than 50% of the total combined voting power of all classes of our stock entitled to vote, and (b) the percentage of our voting stock owned by the stockholder (and by persons to whom the stockholder is related) immediately after the Transaction is less than 80% of the percentage of shares of voting stock owned by the stockholder immediately before the Transaction.

In applying the foregoing “Not Essentially Equivalent to a Dividend” and “Substantially Disproportionate Redemption of Stock” tests, the stockholder will be treated as owning shares of common stock actually or constructively owned by certain individuals and entities related to the stockholder. If the receipt of cash in exchange for a fractional share is not treated as capital gain or loss under either of the tests, it will be treated first as ordinary dividend income to the extent of the stockholder’s ratable share of our current and accumulated earnings and profits, and then as a tax-free return of capital to the extent of the stockholder’s aggregate adjusted tax basis in the shares, with any remaining amount being treated as capital gain.

Capital gain or loss recognized will be long-term if the stockholder’s holding period with respect to the stock surrendered is more than one year at the time of the Transaction. The deductibility of capital loss is subject to limitations. In the case of a stockholder who is an individual, long-term capital gain and dividend income should generally be subject to United Stated federal income tax at a maximum rate of 15% under current law.

The foregoing discussion summarizing certain federal income tax consequences does not refer to the particular facts and circumstances of any specific stockholder. We recommend that stockholders consult their own tax advisors for more specific and definitive advice as to the federal income tax consequences to them of the Transaction, as well as advice as to the application and effect of state, local and foreign income and other tax laws.

Source and Amount of Funds

Based on estimates of the record ownership of shares of our common stock, the number of shares of our common stock outstanding and other information as of November 16, 2012, and assuming that approximately 3,170,301 pre-Reverse Stock Split shares of our common stock are cancelled in the Reverse Stock Split (which in the aggregate constitute less than 10% of our common stock outstanding before the Reverse Stock Split), the Company estimates that the total funds required to consummate the Transaction will be approximately $151,692. Approximately $126,812 of this amount will be used to pay the consideration to Discontinued Stockholders entitled to receive cash for their fractional shares of our common stock in the Reverse Stock Split and approximately $25,000 will be used to pay the costs of the Transaction, estimated as follows:

SEC Filing Fees	$61
Legal Fees	$6,000
Printing and Mailing Costs	$10,000
Transfer and Exchange Agent fees	$6,300

Final costs of the Transaction may be more or less than the estimates shown above. The Company expects to pay the costs of the Transaction, including the amounts to be paid to stockholders holding fewer than 10,000 shares of our common stock, out of currently available cash.

COMPANY INFORMATION

The Company

AssuranceAmerica Corporation, a Nevada corporation, has its principal executive offices at RiverEdge One, Suite 600, 5500 Interstate North Parkway, Atlanta, Georgia 30328. The Company’s telephone number is (770) 952-0200.

Company Securities

As of November 16, 2012, there were: (i) 120,000,000 shares of our common stock and 5,000,000 shares of our preferred stock authorized, of which 66,110,531 shares of our common stock and no shares of our preferred stock were issued and outstanding; and (ii) approximately 772 record owners, of our common stock, of which 74 held 10,000 or more shares of our common stock. In 2011, the Company’s stockholders approved the 2010 Incentive Plan (“2010 Plan”) which provides for the Company to issue options (or other equity rights as described in the Plan) for up to 2,000,000 shares of our common stock. As of September 30, 2012, (a) options exercisable for 520,000 shares and 2,692,875 shares of our common stock were outstanding under the 2010 Plan and our 2000 Incentive Plan (the “2000 Plan”), respectively, of which 400,000 were held by officers and directors of the Company under the 2010 Plan and 2,131,375 were held by officers and directors of the Company under the 2000 Plan; and (b) 1,480,000 shares of our common stock were available for future grants under the 2010 Plan, and no shares are available for grant under the 2000 Plan.

Our common stock was originally quoted on the OTCBB under the symbol “ASAM.OB” and is currently quoted on the OTCQB under the symbol “ASAM.” There is currently a very limited trading market for our common stock. The following sets forth, for the respective periods indicated, the high and low bid prices of our common stock. Such prices are based on inter-dealer bid and asked prices, without mark-up, mark-down, commissions or adjustments, and may not represent actual transactions.

	Bid Prices
Quarter Ended	High	Low
2012 Fiscal Year:
March 31, 2012	$0.20	$0.20
June 30, 2012	$0.10	$0.07
September 30, 2012	$0.03	$0.02
December 31, 2012 (October 1, 2012 through December 20, 2012)	$0.08	$0.04
2011 Fiscal Year:
March 31, 2011	$0.30	$0.17
June 30, 2011	$0.20	$0.17
September 30, 2011	$0.17	$0.16
December 31, 2011	$0.28	$0.16
2010 Fiscal Year:
March 31, 2010	$0.35	$0.16
June 30, 2010	$0.35	$0.18
September 30, 2010	$0.46	$0.18
December 31, 2010	$0.40	$0.11

The Company has never declared or paid cash dividends on our common stock and currently intends to retain any future earnings for the operation and expansion of its business. Any determination to pay cash dividends on our common stock will be at the discretion of our Board of Directors and will be dependent on the Company’s financial condition, results of operations, contractual restrictions, capital requirements, business prospects and such other facts as our Board of Directors deems relevant. Additionally, the payment of dividends or distributions from AssuranceAmerica Insurance Company, a property and casualty insurance company and a wholly owned subsidiary of the Company, to the Company is restricted by the insurance laws and regulations of South Carolina.

Security Ownership of Certain Beneficial Owners and Management

The following table provides information concerning the beneficial ownership of our common stock as of December 20, 2012, by: (i) each stockholder that we believe owns more than 5% of our outstanding common stock; (ii) each of our principal executive officers and two other highly compensated individuals; (iii) each of our directors; and (iv) all of our directors and executive officers as a group.

The following table lists the applicable percentage of beneficial ownership based on 66,110,531 shares of our common stock and no shares of our preferred stock outstanding as of December 20, 2012. The information was compiled in accordance with Rule 13d-3 of the Exchange Act based on information furnished by persons listed or contained in filings made by them with the SEC or by information provided by such persons directly to the Company. Except where noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned		Percentage of Common Stock Ownership (%)
Guy W. Millner	41,704,192	(3)	53.65%
Donald Ratajczak	622,354		*
Sam Zamarripa	287,990	(4)	*
Lawrence (Bud) Stumbaugh	4,089,347	(2)	6.18%
Heritage Assurance Partners, LLP	10,184,955	(5)	15.4%
Joseph J. Skruck	1,172,300	(6)	1.76%
Mark H. Hain	760,175	(7)	1.14%
directors and executive officers as a group (8 persons)	45,088,511	(8)	56.35%

*	Less than 1.0%
(1)	Except as otherwise stated, the beneficial owner’s address is RiverEdge One, Suite 600, 5500 Interstate North Parkway, Atlanta, Georgia 30328.
(2)	Includes 5,000 shares of our common stock held by Mr. Stumbaugh’s spouse as custodian for her son under the Georgia Transfers to Minors Act.
(3)	Includes 11,629,000 shares subject to a currently exercisable warrant.
(4)	Includes 68,000 shares of our common stock owned by Mr. Zamarripa’s spouse. Mr. Zamarripa disclaims ownership of such shares.
(5)	Heritage Assurance Partners, LP (“HAP”) owns such shares. Heritage Assurance Advisors, LLC (“Advisors”), the general partner of HAP, has voting and dispositive powers with respect to such shares. Jay Martin is the managing member of Advisors. Except for 2,063,077 shares, Mr. Martin disclaims beneficial ownership of such shares. HAP’s address is 140 Crescent Drive, Collierville, TN 38017.
(6)	Includes an option to purchase 1,160,000 shares of our common stock exercisable within 60 days of December 20, 2012.
(7)	Includes options to purchase 580,175 shares of our common stock exercisable within 60 days of December 20, 2012.
(8)	Includes options to purchase 13,910,675 shares of our common stock exercisable within 60 days of December 20, 2012.

Management

The table sets forth below the names and ages of all our directors and executive officers as of December 20, 2012. All of our directors serve until our 2012 annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the pleasure of our Board of Directors until their successors are elected and qualified. Also provided below is a brief description of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Exchange Act.

Executive Officers and Directors

Name	Age	Positions Held
Donald Ratajczak	69	Director
Sam Zamarripa	59	Director
Guy W. Millner	76	Director, Chairman and Chief Executive Officer
Joseph Skruck	47	President and Chief Operating Officer
Mark H. Hain	63	Executive Vice President, General Counsel and Secretary
David Anthony	53	Senior Vice President and Chief Information Officer, AssuranceAmerica Managing General Agency, LLC

Donald Ratajczak has served on our Board of Directors since 2000. Dr. Ratajczak previously served as the Chairman of our Board of Directors and our Chief Executive Officer from May 2000 to June 2003. From May 2000 to November 2000, Dr. Ratajczak also served as our President. From July 1973 to June 2000, he served as a professor and Director of Economic Forecasting Center at the J. Mack Robinson College of Business Administration at Georgia State University. Dr. Ratajczak currently serves on the Board of Directors of the following organizations: Crown Crafts, Inc., a textile manufacturing company; Ruby Tuesday, Inc., a food service company; and Citizens Bancshares, a holding company for Citizens Trust Company. He is a consulting economist for Morgan, Keegan & Co., a broker/dealer company.

Sam Zamarripa has served on our Board of Directors since August 2004. Mr. Zamarripa has been the President of Zamarripa Capital, Inc. since 2007 and was a managing partner of Heritage Capital Advisors, LLC, an investment banking services firm, from 2002 to 2007.

Guy W. Millner has served as the Chairman of the Board and Chief Executive Officer since June 2003. Mr. Millner served as Chairman of AA Holdings, LLC, the predecessor of AssuranceAmerica Corporation, a Georgia corporation, from 1999 to 2003. From 1961 to 1999, Mr. Millner served as Chairman of Norrell Corporation, a leading provider of staffing and outsourcing solutions.

Mark H. Hain has served as Executive Vice President, General Counsel and Secretary since February 2009. He served as Senior Vice President since August 2005 prior to becoming Executive Vice President in 2009. Prior to joining the Company, Mr. Hain was in the private practice of law for two years and was General Counsel for Computer Jobs.com, Inc. for two years. He served as Senior Vice President and General Counsel for Norrell Corporation from 1988 to 1999 and as General Counsel for American First Corporation, C.L. Frates & Co, Inc. and the Oklahoma Insurance Department prior to 1988.

Joseph J. Skruck, CPCU, has served as President and Chief Operating Officer since October 2009. Prior to that Mr. Skruck served as President and Chief Operating Officer of AssuranceAmerica Managing General Agency, LLC, an insurance subsidiary of the Company, since January 2002. He served as Senior Vice-President of Sun States Insurance Group from 1998 through 2001.

David H. Anthony has served as Senior Vice President and Chief Information Officer since August 2010 and Vice President of Information Technology from March 2004 to August 2010 of AssuranceAmerica Managing General Agency, LLC, a subsidiary of the Company. Mr. Anthony has over 21 years of experience in the Information Technology industry with the last 12 focused in the area of consulting. Prior to joining the Company, he served as Vice President of CGI Information Systems and Management Consultants for four years.

No director or executive officer of the Company has, during the past five years, been: (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of violations of such laws. All officers and directors of the Company are U.S. citizens.

Certain Relationships and Related Transactions

On December 30, 2011, the Company issued two promissory notes totaling $4,000,000 in aggregate principal amount (the “Company Notes”) payable to Mr. Millner, the Company’s Chairman, in exchange for two mortgage notes receivable (“Mortgage Notes”) of equal value secured by mortgages and real estate deeds owned by Mr. Millner. The Mortgage Notes subsequently were contributed by the Company to its subsidiary, AAIC, as a capital contribution for the purpose of increasing AAIC’s statutory surplus in order to meet the financial ratio requirements of the Florida Office of Insurance Regulation and, thereby, permit AAIC to continue to write business in the State of Florida. The Company Notes are secured by the stock of AAIC and MGA held by the Company. The Company also issued to Mr. Millner a warrant to purchase 11,629,000 shares of our common stock for $0.01 per share. At September 30, 2012, the recorded balance of the Company Notes is $1,819,563, net of $2,180,437 discount related to the issuance of the warrant. The discount will be amortized to interest expense over the life of the Company Notes.

The Company Notes carry an interest rate of 12.5% per annum, due and payable quarterly in arrears, with the first payment due March 31, 2012 and each quarter thereafter. The principal balance on the Company Notes is due and payable on the earlier to occur of: (i) December 28, 2018, (ii) the sale and closing of the sale of all or substantially all the assets of the Company, or (iii) payment of the Mortgage Notes.

On March 24, 2011, the Company entered into an employment agreement with each of Messrs. Hain, Skruck and Anthony (collectively, the “Senior Officers”) replacing prior agreements. In the event the Company terminates the employment of a Senior Officer without cause (as defined in the applicable agreement), the Company will pay such Senior Officer 18 months base salary and reimburse him for his COBRA premiums for up to 18 months. In addition, if such termination occurs within 24 months of a change in control of the Company, all options fully vest but must be exercised within 30 days of the date of termination and the Company will pay such Senior Officer 24 months’ base salary and bonus and reimburse him for his COBRA premiums for 24 months. The obligations to pay post termination compensation are conditioned upon the execution by such Senior Officer of a separation and release agreement and compliance with certain restrictive covenants set forth in the agreement.

On March 24, 2011, the Company entered into an employment agreement with Mr. Millner. In the event the Company terminates Mr. Millner’s employment without cause (as defined in the agreement) or Mr. Millner retires, the Company will pay Mr. Millner 36 months’ base salary and reimburse him for his COBRA premiums for up to 36 months. In addition, if such termination occurs within 24 months of a change in control of the Company, all options fully vest but must be exercised within 30 days of the date of termination and the Company will pay Mr. Millner 36 months’ base salary and bonus and reimburse him for his COBRA premiums for up to 36 months. For 36 months, the Company will also provide up to $125,000 per year for office space and administrative support. The obligations to pay post termination compensation are conditioned upon Mr. Millner’s execution of a separation and release agreement and compliance with certain restrictive covenants set forth in the agreement.

This lending transaction was necessary to meet certain statutory ratios necessary to be met in order to write business in the State of Florida.

We do not have any agreement, arrangement or understanding, whether written or unwritten, with any of our officers pursuant to which we are obligated to pay to any officer any type of compensation, whether present, deferred or contingent, that is based on, or otherwise relates to, the Transaction or the subsequent deregistration of our common stock under the Exchange Act or the suspension of our duty to file periodic reports and other information with the SEC thereunder.

FINANCIAL AND OTHER INFORMATION

The following summary consolidated financial information was derived from, and should be read in conjunction with, the Company’s audited consolidated financial statements and notes thereto included in Part IV, Item 15 of the Company’s Annual Report on Form 10-K for the years ended December 31, 2010 (as restated) and December 31, 2011 and from the Company’s unaudited consolidated financial statements and notes thereto included in Part I, Item 1 of the Company’s Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2012, all of which are incorporated herein by reference.

	As of September 30, 2012	As Restated as of December 31, 2011	As Restated as of December 31, 2010
Balance Sheet Data:
Current assets	$89,119,452	$101,003,285	$115,082,621
Noncurrent assets	$6,647,683	$6,684,803	$11,381,570
Current liabilities	$89,556,630	$101,575,423	$112,390,848
Noncurrent liabilities	$1,819,563	$1,586,711	$116,050

	Nine Months Ended September 30, 2012	Twelve Months Ended December 31, 2011	Twelve Months Ended December 31, 2010
Statement of Operations Data:
Gross Revenues	$32,543,425	$56,402,789	$63,336,347
Operating Expenses	$33,365,477	$62,712,734	$57,923,501

Gross Profit	$(822,052)	$(6,309,945)	$5,412,846
Income (loss) from continuing operations before extraordinary items	$(1,611,336)	$(6,524,168)	$4,652,696
Extraordinary Items:
Gain on extinguishment of debt	—	—	—
Goodwill impairment, expense	—	—	—

Income (loss) from continuing operations before income taxes	$(1,611,336)	$(6,524,168)	$4,652,696
Income tax benefit (expense)	—	$(2,446,990)	$(1,910,237)

Net Income (loss) from continuing operations	$(1,611,336)	$(8,971,158)	$2,742,459
Net Income (loss) from discontinued operations, net of taxes	$103,000	$(2,590,001)	$(2,162,465)

Net income (loss)	$(1,508,336)	$(11,561,159)	$579,994

Earnings Per Common Share:
Basic-Income (loss) from continuing operations	$(0.024)	$(0.136)	$0.042
Diluted-Income (loss) from continuing operations	$(0.024)	$(0.136)	$0.042
Basic-Income (loss) from discontinued operations	$0.002	$(0.040)	$(0.033)
Diluted-Income (loss) from discontinued operations	$0.002	$(0.040)	$(0.033)
Basic-Net income (loss)	$(0.023)	$(0.176)	$0.009
Diluted-Net income (loss)	$(0.023)	$(0.176)	$0.009

The Company’s ratio of earnings to fixed charges, computed in a manner consistent with Item 503(d) of Regulation S-K, for the two most recent fiscal years and as of September 30, 2012 is as follows:

	Year Ended December 31,		Nine-Months Ended
	2010	2011	September 30, 2012
Earnings:
Pre-Tax Income (loss)	$4,652,696	($6,524,168)	($1,611,336)
Loss from Discontinued Operation	($2,162,465)	($2,590,001)	$103,000
Extraordinary Income (1)
Extraordinary Expense (2)
Interest Expense on debt	$349,492	$5,637	$647,398

Total Earnings:	$2,839,723	($9,108,532)	($860,938)

	Year Ended December 31,		Nine-Months Ended
	2010	2011	September 30, 2012
Fixed Charges:
Interest Expense on debt	$349,492	$5,637	$647,398
Ratio of Earnings to Fixed Charges	8.13	N/M	N/M
Deficiency Amount	N/A	$9,114,169	$1,508,336

(1)	Gain on extinguishment of debt.
(2)	Goodwill Impairment.

ADDITIONAL INFORMATION

Copies of any financial statements and information incorporated by reference in this Disclosure Statement by reference to any other document filed by the Company with the SEC may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of such documents may be obtained from the SEC at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov. The Company will also make copies of such financial statements and information to stockholders upon written request to the Company’s headquarters.

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Exhibit A

NEVADA REVISED STATUTES

(“NRS”)

NRS 92A.300	Definitions.
NRS 92A.305	“Beneficial stockholder” defined.
NRS 92A.310	“Corporate action” defined.
NRS 92A.315	“Dissenter” defined.
NRS 92A.320	“Fair value” defined.
NRS 92A.325	“Stockholder” defined.
NRS 92A.330	“Stockholder of record” defined.
NRS 92A.335	“Subject corporation” defined.
NRS 92A.340	Computation of interest.
NRS 92A.350	Rights of dissenting partner of domestic limited partnership.
NRS 92A.360	Rights of dissenting member of domestic limited-liability company.
NRS 92A.370	Rights of dissenting member of domestic nonprofit corporation.
NRS 92A.380	Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.
NRS 92A.390	Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.
NRS 92A.400	Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.
NRS 92A.410	Notification of stockholders regarding right of dissent.
NRS 92A.420	Prerequisites to demand for payment for shares.
NRS 92A.430	Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.
NRS 92A.440	Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.
NRS 92A.450	Uncertificated shares: Authority to restrict transfer after demand for payment.
NRS 92A.460	Payment for shares: General requirements.
NRS 92A.470	Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.
NRS 92A.480	Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.
NRS 92A.490	Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.
NRS 92A.500	Assessment of costs and fees in certain legal proceedings.

NRS 92A.300. Definitions

As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305. “Beneficial stockholder” defined

“Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310. “Corporate action” defined

“Corporate action” means the action of a domestic corporation.

NRS 92A.315. “Dissenter” defined

“Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320. “Fair value” defined

“Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1. Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3. Without discounting for lack of marketability or minority status.

NRS 92A.325. “Stockholder” defined

“Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330. “Stockholder of record” defined

“Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

NRS 92A.335. “Subject corporation” defined

“Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340. Computation of interest

Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

NRS 92A.350. Rights of dissenting partner of domestic limited partnership

A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360. Rights of dissenting member of domestic limited-liability company

The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370. Rights of dissenting member of domestic nonprofit corporation

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380. Right of stockholder to dissent from certain corporate actions and to obtain payment for shares

1. Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3. Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

NRS 92A.390. Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger

1. There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series provide otherwise.

2. The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if there is no meeting of stockholders.

3. Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5. There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

NRS 92A.400. Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

NRS 92A.410. Notification of stockholders regarding right of dissent

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A. 300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2. If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

NRS 92A.420. Prerequisites to demand for payment for shares

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2. If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

NRS 92A.430. Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents

1. The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.

2. The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440. Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process

1. A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2. If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3. Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4. A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5. The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

NRS 92A.450. Uncertificated shares: Authority to restrict transfer after demand for payment

The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

NRS 92A.460. Payment for shares: General requirements

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

NRS 92A.470. Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements

1. A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3. Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4. Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

NRS 92A.480. Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate

1. A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2. A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

NRS 92A.490. Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500. Assessment of costs and fees in certain legal proceedings

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.